SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

 Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934


Check the appropriate box:
[ ]  Preliminary Information Statement

[ ]  Confidential, for Use of the Commission Only
        (as permitted by Rule 14c-5(d)(2))

[X]  Definitive Information Statement



                         Industrial Imaging Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[x] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1)      Title of each class of securities to which transaction applies:
                 Common Stock, $.01 par value
--------------------------------------------------------------------------------
         2)       Aggregate number of securities to which  transaction  applies:
                  10,890,201 shares of Common Stock
--------------------------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  The filing fee was calculated based on the $1,000,000 cash payment to be made to the Company in connection with the asset sale plus a subsequent payment expected to equal approximately $1,000,000.
--------------------------------------------------------------------------------
         4)       Proposed maximum aggregate value of transaction:
                  $2,000,000
--------------------------------------------------------------------------------
         5)       Total fee paid:
                  $400
--------------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount previously paid:
                  $
--------------------------------------------------------------------------------
         2)       Form, Schedule or Registration Statement No:
--------------------------------------------------------------------------------
         3)       Filing Party:
--------------------------------------------------------------------------------
         4)       Date Filed:
--------------------------------------------------------------------------------

                         INDUSTRIAL IMAGING CORPORATION
                           One Lowell Research Center
                                847 Rogers Street
                                Lowell, MA 01852
                                 (978) 937-5400

                              INFORMATION STATEMENT

                                 ---------------

            SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT 10:00 A.M.
                               ON JANUARY 18, 2000

                                 ---------------

             THIS IS AN INFORMATION STATEMENT. WE ARE NOT ASKING YOU
            FOR A PROXY AND YOU ARE NOT REQUESTED TO SEND US A PROXY.

                                ----------------



To the Stockholders of
Industrial Imaging Corporation

         This Information Statement relates to a Special Meeting of Stockholders of Industrial Imaging Corporation (the "Company" or "Industrial Imaging") to be held on January 18, 2000 at 10:00 a.m., Eastern Standard Time, at the Lowell Courtyard, 30 Industrial Avenue, Lowell, Massachusetts, called in connection with the proposed sale of substantially all of the Company's operating assets to Focus AOI, Inc. ("Focus"), a Delaware corporation (the "Transaction"). The Special Meeting of Stockholders has been called for the purpose of considering and voting upon the following proposals:

         1. To consider and vote upon the sale of substantially all of the Company's assets to Focus as set forth in the Asset Purchase Agreement (attached as Exhibit A); and

         2. To consider and act upon any matters incidental to the foregoing and any other matters that may properly come before the meeting or any adjournment or adjournments thereof.

         THE BOARD OF DIRECTORS OF INDUSTRIAL IMAGING HAS UNANIMOUSLY VOTED FOR THE TRANSACTION. THE BOARD BELIEVES THAT THE PROPOSED ASSET SALE IS IN THE BEST INTERESTS OF THE COMPANY AND THE STOCKHOLDERS OF THE COMPANY. HOLDERS OF 7,700,758 SHARES (APPROXIMATELY 70.71%) (10 PERSONS) OF THE OUTSTANDING COMMON STOCK OF THE COMPANY HAVE EXECUTED

PROXIES TO VOTE IN FAVOR OF THE TRANSACTION AND ALL THE OTHER ITEMS PROPOSED. AS OF DECEMBER 20, 1999 THERE WERE 10,890,201 SHARES OF INDUSTRIAL IMAGING COMMON STOCK OUTSTANDING.



         If you attend the meeting you may vote in person.

         Respectfully yours,


         Juan J. Amodei, Ph.D.
         President

December 27, 1999

                         INDUSTRIAL IMAGING CORPORATION
                           One Lowell Research Center
                                847 Rogers Street
                                Lowell, MA 01852
                                 (978) 937-5400

                            Notice of Special Meeting
                                 of Stockholders
                         to be held on January 18, 2000

TO THE HOLDERS OF COMMON STOCK:

         This Information Statement relates to a Special Meeting of Stockholders of Industrial Imaging Corporation (the "Company" or "Industrial Imaging") to be held on January 18, 2000 at 10:00 a.m., Eastern Standard Time (the "Special Meeting"), at the Lowell Courtyard, 30 Industrial Avenue, Lowell, Massachusetts, called in connection with the proposed sale of substantially all of the Company's operating assets to Focus AOI, Inc. ("Focus"), a Delaware corporation (the "Transaction"). The Special Meeting has been called for the purpose of considering and voting upon the following proposals:

         1. To consider and vote upon the sale of substantially all of the Company's assets to Focus as set forth in the Asset Purchase Agreement (attached as Exhibit A); and

         2. To consider and act upon any matters incidental to the foregoing and any other matters that may properly come before the meeting or any adjournment or adjournments thereof.

         This Information Statement is being mailed on or about December 27, 1999 to all stockholders of the Company entitled to notice thereof

         The close of business on December 20, 1999 has been fixed as the record date for the determination of holders of the Company's Common Stock entitled to notice of, and to vote at, the meeting or any adjournment thereof. At the close of business on December 20, 1999, there were outstanding and entitled to vote 10,890,201 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"). Each share of Common Stock has one vote. Treasury shares have no voting rights.

                 -----------------------------------------------

         The affirmative vote of the holders of a majority of the outstanding Common Stock of Industrial Imaging is required for approval of the sale of substantially all of the assets of the Company. Votes withheld from any nominee, abstentions and broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial holder and the broker does not have discretionary voting power on such matters), are counted as present or represented for purposes of determining the presence or absence of a quorum at the Special Meeting. Abstentions and broker non-votes have no effect on whether a proposal has been approved. Holders of 7,700,758 shares (approximately

70.71%) (10 persons) of the outstanding Common Stock of the Company have executed proxies to vote in favor of the Transaction. Such shares are sufficient to approve the proposal.

                          ----------------------------

                        THIS IS AN INFORMATION STATEMENT.
                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

                         Industrial Imaging Corporation

                              Information Statement

                                Table of Contents


Summary of Information Statement..................................................................................1
Proposal No. 1 - To Approve the Sale of Substantially All of the Assets of the Company............................1
         The Companies............................................................................................1
         Material Features of the Proposed Transaction............................................................2
         Accounting Treatment of the Proposed Transaction.........................................................3
         Reasons for the Proposed Transaction - Industrial Imaging................................................3
         Reasons For The Proposed Transaction - Focus AOI.........................................................4
         Interests of Certain Persons in or Opposed to the Transaction............................................4
         Federal Income Tax Consequences..........................................................................5
         Defaults on Securities...................................................................................5
         Industrial Imaging Information...........................................................................7
         Management's Discussion and Analysis....................................................................17
         Securities Ownership....................................................................................21
         Price Range of Common Stock.............................................................................23
         Focus Canada Information................................................................................24

Exhibit A -       Asset Purchase Agreement
Exhibit B -       Industrial  Imaging  Corporation  Financial  Statements for fiscal years ended March 31, 1999 and
                  March 31, 1998 and six months ended September 30, 1999



                                     SUMMARY

         This information statement is being furnished to the stockholders of Industrial Imaging Corporation ("Industrial Imaging" or the "Company"), who will be asked to consider and vote upon a series of proposals that, if fully effected, shall result in the sale of substantially all of the Company's operating assets to Focus AOI, Inc. ("Focus AOI"), a Delaware corporation, with its principal executive offices at 101 Randall Drive, Waterloo, Ontario, Canada, N2V 1C5, telephone number (519) 746 - 1100. Stockholders are urged to carefully review this entire Information Statement and each of the exhibits attached hereto and the documents incorporated herein by reference.


                                 PROPOSAL NO. 1

 TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY TO FOCUS

THE COMPANIES

         INDUSTRIAL IMAGING CORPORATION

         Industrial Imaging designs, manufactures and markets automated optical, vision and industrial imaging systems for inspection and identification of defects in printed circuit boards ("PCBs") and distributes laser plotters and Helios (TM) Film for creation of PCB artwork and photo tools.

         The Company's asset and product base was acquired in 1992 from AOI Systems, Inc. by the Company's subsidiary, Triple I Corporation ("Triple I") (the Company has since changed the name of Triple I to AOI International, Inc.). Certain members of the Company's management were pioneers in the automated optical inspection field. These individuals developed the Company's product line while working at Itek Corporation ("Itek"), which is now part of Raytheon Corporation. The product line was developed through close cooperation between Itek and Digital Equipment Corporation ("DEC"). DEC was a knowledgeable user who funded part of the development and acted as an advisor, customer and beta site for the prototype and initial production models, which were later marketed by AOI Systems, Inc.

         In February 1997, the Company acquired Triple I, a privately held Delaware corporation, in a transaction whereby the shareholders of Triple I exchanged 100% of the outstanding Triple I Common Stock, $.01 par value, for approximately 90% ownership of the Company (the "Exchange"). As part of the Exchange, all Triple I outstanding warrants and options were transferred to the Company.

         Prior to the Exchange, the Company was a publicly held Rhode Island corporation known as Orbis, Inc. ("Orbis"). Orbis initially designed and manufactured software for use by health maintenance organizations, but had not had revenues from operations since 1992. Orbis's Common Stock, $.01 par value per share, was listed on NASDAQ after its initial public offering in 1987, but was delisted in October 1992 when operating revenues diminished. Since that date, the stock has been quoted on the OTC Bulletin Board, where limited trading of the shares has occurred. Immediately prior to the Triple I Transaction, Orbis reincorporated under the laws of Delaware, completed an 18:1 reverse split of its Common Stock and changed its name to Industrial Imaging Corporation.

         FOCUS AOI, INC.

         Focus AOI is a newly incorporated Delaware corporation and is a wholly owned subsidiary of Focus Automation Systems Inc. ("Focus Canada") an Ontario, Canada corporation. Focus AOI was incorporated for the sole purpose of completing the Transaction and consequently, prior to the completion of the Transaction, has not conducted any operations and has only nominal assets and liabilities. Focus AOI shares its sales, marketing and product development functions with Focus Canada.

         Focus Canada owns all of the shares of Focus AOI. Focus Canada has not guaranteed in any way the obligations of Focus AOI in respect of the Transaction including, without limitation the Earnout (see MATERIAL FEATURES OF THE PROPOSED TRANSACTION). On completion of the Transaction, Focus Canada intends to provide certain funds to Focus AOI, through a combination of an investment in debt and equity of Focus AOI, to enable Focus AOI to pay the initial cash payment to Industrial Imaging contemplated by the Agreement (see MATERIAL FEATURES OF THE PROPOSED TRANSACTION) and to provide initial working capital to Focus AOI. There is no ongoing obligation of Focus Canada to continue to invest funds in Focus AOI.

MATERIAL FEATURES OF THE PROPOSED TRANSACTION

         Pursuant to the terms of an Asset Purchase Agreement dated as of November 1, 1999 (the "Agreement") among Industrial Imaging, AOI International, Inc., a Delaware corporation and wholly-owned subsidiary of Industrial Imaging ("AOI") (Industrial Imaging and AOI are referred to collectively in this Information Statement as the "Company"), and Focus AOI, Inc., a Delaware corporation ("Focus AOI"), Focus AOI has agreed to purchase substantially all of the assets of the Company (the "Assets"). Pursuant to the Agreement, the aggregate purchase price to be paid for the Assets shall equal $1,000,000 (less repayment of certain advances, and interest thereon, made by Focus AOI to the Company during the period from November 1, 1999 through the closing of the Transaction, which advances are necessary to satisfy certain obligations of the Company existing as at November 1, 1999) payable at the closing of the Transaction, plus an earnout amount (the "Earnout") equal to a certain multiple of net earnings of the business purchased by Focus AOI (less repayment of certain advances, and interest thereon, made by Focus AOI to the Company during the period from November 1, 1999 through the closing of the Transaction necessary to fund the continued operations of the Company through the closing). The Earnout shall be calculated in accordance with a formula described in the Agreement, and shall be paid not later than 90 days after the date that is four
(4) years after the closing of the Transaction. The minimum Earnout payable under the Agreement is $1,000,000 (the "Minimum Earnout"). The Minimum Earnout is not guaranteed by any party, but, upon the closing of the Transaction, the Company will retain a priority security interest, subordinate only to security interests granted by Focus AOI to financial institutions, in the Assets to the extent of any unpaid Minimum Earnout. The remainder of the Earnout (above the Minimum Earnout) will also be secured by the Assets, but this security interest will rank pari passu with the security interests held by other creditors of Focus AOI and subordinate to security interests granted by Focus AOI to financial institutions. The Earnout shall be reduced, prior to its payment to the Company, by the amount of fees payable to Charles M. Leighton and to Gene H. Weiner & Associates, Inc., who acted as brokers on behalf of the Company with respect to the Transaction. The Earnout shall then be used first to satisfy liabilities of the Company to certain noteholders. Industrial Imaging intends to pay any Earnout remaining after the satisfaction of brokers fees and noteholder liabilities to its shareholders, in the form of a cash dividend.

ACCOUNTING TREATMENT OF THE PROPOSED TRANSACTION

         The Transaction will be treated as a bulk sale of assets by the Company and an asset purchase by Focus AOI. Focus AOI will allocate the purchase price over the Assets and depending upon that allocation might generate goodwill. In connection with the Transaction, the Company will recognize income from the forgiveness of certain debts.

REASONS FOR THE PROPOSED TRANSACTION - INDUSTRIAL IMAGING

         Although no independent valuation of the Transaction has been made, the Board of Directors of Industrial Imaging believes that the Transaction is fair to, and in the best interests of, the Industrial Imaging stockholders. This determination is based upon the Board of Director's consideration of a number of factors including, but not limited to the following:

         (a) The initial payment by Focus AOI would be sufficient to satisfy most of the renegotiated claims of creditors.

         (b) The Company's stockholders may benefit from the Earnout under the Agreement, which will require Focus AOI to pay a certain multiple of the net earnings of the purchased business not later than four years after the closing. The Agreement also requires that the Company retain a priority security interest, subordinate only to security interests granted in connection with post-closing third party debt financings, in the assets of Focus AOI in the event that the Earnout is not paid in full. In light of the fact that the Company will have already settled most of its creditors' claims prior to or upon the closing of the Transaction, a substantial percentage of the Earnout, after satisfaction of certain outstanding claims of noteholders, will then be available for distribution to the Company's shareholders.

         (c) The Board of Directors of the Company believes the sale is the only viable course to avoid a Chapter 11 filing, which would terminate the operations of the Company and force a liquidation of its assets, which, in turn, would almost certainly leave the Company's stockholders, after creditors' claims are satisfied, with a total loss of their investment.

         (d)      The  Company  lacks   sufficient   resources  to  support  its
                  operations or to obtain an audit of its Financial Statements.

         (e) The Board of Directors of the Company does not believe that it could find any other buyer that would be able to consummate a transaction with the Company quickly enough to stave off a creditor - compelled Chapter 11 filing. Further, the Board believes that the Transaction represents the best possible deal for the Company's stockholders at this time.

         Thus, the Board has concluded that, given Industrial Imaging's current financial status, a sale of assets to Focus AOI, an entity that has stronger financial capabilities, greater business opportunities and superior business capabilities, is in the best interests of Industrial Imaging's stockholders.

REASONS FOR THE PROPOSED TRANSACTION  - FOCUS AOI

         Management and the Board of Directors of Focus Canada and its subsidiary Focus AOI believe that the Transaction will benefit both Focus AOI and the Company for a number of reasons, including but not limited to the following:

         (a) the acquisition will provide Focus AOI with a mature proven product in a strategic electronics AOI market (PCB AOI) which is complementary to Focus Canada's Flex Circuit inspection product and strategic direction. The synergy of the technologies will allow Focus AOI and Focus Canada to integrate certain of the Company's technology (including its patented technology) with that of Focus Canada to better address the markets for both PCB AOI and Flex Circuit AOI.

         (b) Focus Canada believes the Company's products are a good fit with its current strategic alliances and distribution channels, specifically in Taiwan and Japan which should lead to increased sales levels for the Company's products.

         (c) Focus Canada believes the combined technologies and capabilities of Focus AOI and the Company will lead to development of future competitive products for other segments of the electronics AOI market.

         (d) Focus Canada believes synergies, including cost savings, can be created by integrating the Company's sales, marketing and product development functions with those of Focus AOI and Focus Canada.

         (e) Focus Canada believes that the acquisition will enable Focus Canada and Focus AOI to accelerate their presence in the European electronics AOI marketplace at a faster pace than could be achieved by Focus Canada or Focus AOI without the Transaction.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSED TO THE TRANSACTION

         Juan J. Amodei, President, CEO and a Director of Industrial Imaging, and Harry Hsuan Yeh, a Director of Industrial Imaging, have collectively loaned USD$300,000 to Focus AOI pursuant to 3-year term notes which Focus AOI required as a prerequisite to Focus AOI entering into the Transaction, and, upon the closing of the Transaction, Dr. Amodei and Dr. Yeh will each receive warrants to purchase common stock of Focus Canada at an exercise price equal to the purchase price per share paid by the equity investors in Focus Canada who have financed the Transaction. The total value of the Focus Canada common stock issuable to Dr. Amodei and Dr. Yeh combined upon exercise of such warrants will equal USD$60,000 upon the closing of the Transaction.

         In addition, Dr. Amodei has agreed to defer payment of amounts due him (related primarily to earned and unpaid compensation) totaling approximately $285,000, until the Earnout is paid to the Company. Certain other employees have similarly agreed to defer, until the Earnout is paid to the Company, amounts due them of approximately $45,000 in the aggregate.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the federal tax consequences of the Transaction based on the Internal Revenue Code. This discussion is not intended to be exhaustive and does not describe state and local tax consequences.

         The Company has been advised by counsel that, for federal income tax purposes, until dividends are paid to stockholders in connection with the Earnout, the Transaction will not create a gain or loss to the Company's stockholders. Although it is not anticipated that state or local income tax consequences will vary from the Federal income tax consequences described above, stockholders should consult their own tax advisors as to the effect of the Transaction under state, local or foreign income tax laws.


DEFAULTS ON SECURITIES

         When the Company acquired the assets and product base of AOI Systems, Inc., the Company became responsible for $130,000 of indebtedness to certain creditors of AOI Systems, Inc. This indebtedness incurs interest at 8.0% per annum and became due and payable on January 30, 1995. The Company renegotiated the note in July 1994 to require interest only payments at a rate of 8.0%, due monthly. In 1998, the Company renegotiated the note, which was in default, to a new note with a 57 month amortization with payments increasing during each year. Unpaid interest was added to the new principal which amounts to $163,750. In addition, the Company issued warrants to purchase 40,937 shares of Common Stock of the Company at $4.00 per share. No payments of principal have been made and the Company is in arrears on interest payments. The lender has agreed to settle this debt and release its security interest in the assets of the Company upon payment of $135,000.

         In December 1992, the Company received $50,000 from a stockholder in return for a subordinated promissory note bearing an interest rate of 8.4% per annum, due on December 31, 1996. The note provides that the Company is in default if the amount due is not received within 90 days of the maturity date. Upon an event of default, the noteholder may, upon written notice to the

Company, declare the note immediately due and payable. The note has not been repaid. The Company has not received any demand notices. The Company is still negotiating with the stockholder in an effort to reach an agreement on repayment terms.

         From August 1993 through June 1995, various stockholders of the Company, including Dr. Harry Hsuan Yeh, Mr. Joseph Teves, the Massachusetts Technology Development Corporation (the "MTDC") and the Massachusetts Community Development Finance Corporation (the "CDFC"), loaned the Company an aggregate of approximately $1,200,000 to help fund operations. These loans were made pursuant to various promissory notes with various due dates through August 22, 1999. These notes provide for interest at per annum rates ranging from 8.4% to 10%. In February 1996, these noteholders agreed to convert the principal and interest due on the notes into 1,270,637 shares of Common Stock of the Company, on the basis of one share of Common Stock for every one dollar of debt converted. Dr. Yeh and Mr. Teves did not convert all of their outstanding debt and each received a promissory note for $100,000 bearing interest rates of 10% and 8.4% per annum, respectively, for the amounts due to them from the Company. The maturity date for the notes to Dr. Yeh and Mr. Teves was October 23, 1996. The notes provide that the Company is in default if the amount due is not paid within 90 days of the maturity date. Upon an event of default, the noteholder may, upon written notice to the Company, declare the note immediately due and payable. Dr. Yeh also forgave a $100,000 loan to the Company in return for a warrant to purchase 150,000 shares of Common Stock of the Company, exercisable until February 6, 1999 at $1.00 per share which was recorded as paid in capital on the balance sheet. In November, 1997 Mr. Teves forgave a portion of the note in return for exercising warrants to purchase 196,691 shares of Common Stock of the Company. The Company has not received any demand notices and the noteholders have agreed to convert the notes and accrued interest into equity at $.50 per share contemporaneously with the closing under the Agreement.

         In November 1995, the Company completed a 1995 Bridge Financing ("1995 Bridge Financing") as part of the 1996 Private Placement, whereby certain affiliates loaned $255,000 to the Company in return for $255,000 in subordinated promissory notes bearing an interest rate of 10% per annum, due June 6, 1996, and warrants to purchase 250,000 shares of Common Stock, exercisable until November 1998, at an exercise price of $1.00 per share. The following affiliates participated in the 1995 Bridge Financing: Dr. Juan J. Amodei, Dr. Joseph Bordogna, Mr. Joseph Teves and Polaroid. To date, $150,000 has been repaid towards the outstanding balance. The notes provide that the Company is in default if the amount due is not paid within 90 days of the maturity date. Upon an event of default, the noteholder may, upon written notice to the Company, declare the note immediately due and payable. The Company has not received any demand notices from the noteholders. Mr. Teves and another noteholder have agreed to convert their notes and accrued interest into equity at $.50 per share contemporaneously with the closing under the Agreement. The remaining noteholders have agreed to defer payment of the notes and accrued interest until the "Earnout" payment is received.

         In December 1996, Dr. Harry Hsuan Yeh loaned $150,000 to Triple I, in return for a twelve-month promissory note. On January 15, 1997, this note was converted to a two year subordinated promissory note, bearing an interest rate of 10% per annum, which was issued to Dr. Yeh along with 44,100 shares of Common Stock. Dr. Yeh has agreed to defer payment of the note principal until the

Earnout is received, and to convert the accrued interest into equity at $.50 per share contemporaneously with the closing under the Agreement.

         On January 22, 1997, Dr. Yeh loaned another $50,000 to the Company in exchange for a subordinated promissory note and 14,700 shares of Common Stock. Dr. Yeh has agreed to convert the note and accrued interest into equity of $.50 per share contemporaneously with the closing under the Agreement.

         In February 1997, the Company commenced the 1997 Bridge Financing and sold five units ("Units"), each Unit consisting of a $50,000 subordinated promissory note bearing an annual interest rate of 10% ("Bridge Notes") and 10,714 shares of Common Stock. Aggregate gross proceeds to the Company were $250,000 as of February 14, 1997. The Bridge Notes are payable two years after the date of the Bridge Notes and payment is accelerated in the event the Company raises a certain amount of equity financing. The noteholders have agreed to accept payment of half of the principal outstanding and to defer payment of the balance of the notes and accrued interest until the Earnout is received.

         As a result of the conversions to Common Stock of the Company referred to above and the conversion of certain other liabilities (including liabilities to certain individuals to whom the Company owes deferred and unpaid compensation) into Common Stock of the Company at $.50 per share upon the closing under the Agreement (collectively, the "Conversions"), the Company expects to issue approximately 665,000 shares of Common Stock. Based on the 10,890,201 shares of Common Stock outstanding before the closing of the Transaction, the Conversions will result in a 6.1% dilution in the share ownership of the current stockholders of the Company.

SELECTED FINANCIAL INFORMATION

The following table shows a pro-forma balance sheet for the Company at September 30, 1999 assuming the Transaction was accomplished as of that date.

                                                    As at 9/30       Proforma
                                                    ----------       --------
Total Assets                                        $1,309,257               0
Accounts payable                                    $1,461,872               0
Notes payable                                       $1,049,770        $380,000
Other liabilities                                   $1,165,968        $422,019
Shareholders' equity                               ($2,368,083)      ($802,019)

This table presumes the payment by Focus AOI of $1,000,000 at the closing of the Transaction and that such proceeds will be used to pay off substantially all of the liabilities of the Company.

INDUSTRIAL IMAGING INFORMATION

         THE FOLLOWING SECTION PROVIDES INFORMATION ABOUT THE COMPANY AND ITS PRODUCTS THAT PRE-DATES THE TRANSACTION. UPON THE CLOSING OF THE TRANSACTION UNDER THE AGREEMENT, THE COMPANY WILL TRANSFER ALL OF ITS CURRENT OPERATIONS AND PRODUCTS TO FOCUS AOI.

         The Company designs, manufactures and markets automated optical, vision and industrial imaging systems for inspection and identification of defects in printed circuit boards ("PCBs") and distributes Laser Plotters and Helios (TM) Film for creation of PCB artwork and photo tools. Members of the Company's management were pioneers in the field of automated optical inspection of PCBs. These individuals developed the product line while working at Itek, now a part of Raytheon Corporation, through close cooperation between Itek and DEC. The prototype and initial production models developed by Itek and DEC were later completed and marketed by AOI Systems, Inc., which sold its assets and product base to the Company's subsidiary, Triple I (now known as AOI International, Inc.)

         Virtually all electronic equipment uses PCBs, which contain conductors that interconnect electronic components. As such, PCBs are essential parts to consumer electronic and automotive products, telecommunications and computer components, industrial and medical equipment and military and aerospace applications. However, PCBs are susceptible to conductor defects, such as electrical shorts, open circuits and insufficient or excessive conductor widths, which interfere with the interconnections between electronic components attached to the finished boards. Moreover, the trend is towards the placement of more complex miniaturized components in greater surface density and having decreased conducting line widths. To avoid and cure defects, PCB manufacturers have sought the use of automated optical inspection and remote sensing to satisfy industry demands for the precise quality of finished PCBs and assemblies. The Company has already developed an installed base of customers in the United States, Europe and Asia, which include some of the largest PCB manufacturers in Sweden, France, Germany and Japan.

HISTORY

         The Company's asset and product base was acquired in 1992 from AOI Systems, Inc. by the Company's subsidiary, Triple I. Certain members of the Company's management were pioneers in the automated optical inspection field. These individuals developed the Company's product line while working at Itek, which is now part of Raytheon Corporation. The product line was developed through close cooperation between Itek and DEC. DEC was a knowledgeable user who funded part of the development and acted as an advisor, customer and beta site for the prototype and initial production models, which were later marketed by AOI Systems.

         In February 1997, the Company acquired Triple I, a privately held Delaware corporation, in a transaction whereby the shareholders of Triple I exchanged 100% of the outstanding Triple I Common Stock, $.01 par value, for approximately 90% ownership of the Company (the "Exchange"). As part of the Exchange, all Triple I outstanding warrants and options were transferred to the Company.

         Prior to the Exchange, the Company was a publicly held Rhode Island corporation known as Orbis, Inc. Orbis initially designed and manufactured software for use by health maintenance organizations, but had not had revenues from operations since 1992. Orbis's Common Stock, $.01 par value per share, was listed on NASDAQ after its initial public offering in 1987, but was delisted in October 1992 when operating revenues diminished. Since that date, the stock has been quoted on the OTC Bulletin Board, where limited trading of the shares has occurred. Immediately prior to the Triple I Transaction, Orbis reincorporated under the laws of Delaware, completed an 18:1 reverse split of its Common Stock and changed its name to Industrial Imaging Corporation.

THE PCB INDUSTRY

         PCBs are the basic interconnecting platforms for the electronic components that comprise most electronic equipment. PCBs contain the electronic circuitry required to interconnect those components which, when operating together, perform a specified function. An assembly of one or more interconnected PCBs working together form an essential part of most electronic products. The design of conductor patterns is developed with the help of a Computer-Aided Design ("CAD") package, and later optimized for manufacturing at the PCB manufacturing plant by using a Computer-Aided Manufacturing ("CAM") system.

         PCBs are manufactured through a series of complex steps. Generally, a board is made of one or more layers of fiberglass (or other material with insulating qualities) laminated with a conducting material. Holes are then drilled into the board in a specific pattern and the inner part of each hole is plated with conducting metal. The board or layer is then coated with a thin layer of light-sensitive material ("photoresist"). A transparent film containing the desired circuitry pattern corresponding to the drilled pattern on the board ("production phototool"), which has been either copied from an artwork master or produced directly by a photoplotter connected to a CAD/CAM data base, is then laid on the photoresist. The board or layer is then exposed to light, which transfers the conductor pattern from the production phototool to the photoresist. Subsequent development of the photoresist and a chemical etching process leave the desired conductor pattern printed on the board after excess conducting material is removed. PCBs may be single-sided or double-sided, and more complex PCBs may be multilayered.

         PCBs are susceptible to conductor defects, such as electrical shorts, open circuits and insufficient or off-measure conductor widths, which may impair or interfere with the electrical interconnections between electronic components mounted on the finished boards. The trend towards more complex and compact electronic products that utilize large-scale integrated circuits requires the production of high-density PCBs with finer conductor lines, reduced spacing between those lines and multiple layers. For such complex multilayer boards, production yield drops dramatically as the number of likely defects increases, unless in-process inspection is used. Inspection is required throughout PCB production to identify such defects, which are then repaired, if possible, or discarded. Early detection of these defects increases the possibility of successful repair and reduces the number and cost of unusable boards.

PRODUCTS

         The Company's current products are automated vision systems sold to the PCB manufacturing industry. The Company's automated vision systems are quality control and yield enhancement tools used for automated optical inspection of PCBs to determine the presence of flaws such as conductor breaks, short circuits, missing features and conductor width violations at various stages of the PCB manufacturing process. In addition, the Company's automated vision systems can generate statistical reports of defects in real-time to assist in the control of the PCB manufacturing process, which can result in substantially improved yields. These improved yields, in conjunction with the advantages in quality control offered by the Company's automated vision systems, provide a major economic incentive for companies in the PCB industry to purchase and use the Company's products. The Company estimates that the market size of the PCB industry is in excess of $30 billion.

         The Company presently offers "in-line" systems capable of inspecting almost any product at speeds ranging from three square feet per minute to over sixty square feet per minute, with current prices that range from $250,000 to approximately $500,000 for some of the models from the Company's AOI-2500 Series of products.

PCB AUTOMATED OPTICAL INSPECTION SYSTEMS

         Each of the Company's AOI systems consists of an optomechanical/scanning and a processing unit. The optomechanical unit includes a moving platform that carries the PCB or artwork being inspected, and a scanning unit which acquires an image of the board, digitizes it and transmits it to the electronic processing unit. The electronic unit processes and enhances the image to allow efficient analysis and interpretation of the acquired images. The proprietary structure of the electronic logic unit enables real time parallel processing, a requirement for performing each defect detection at very high speeds.

         The Company's AOI systems incorporate both the "design rule check" and "reference comparison" methods of inspection. The design rule check method involves inspecting the circuitry of PCBs pursuant to a pre-programmed algorithm and detecting defects by applying prescribed rules to find flaws in the pattern of the circuitry. The reference comparison method involves an intelligent comparison of the subject PCB to a perfect "golden" board or to circuit pattern representations stored in a CAD or CAM database.

         The Company's systems can easily be integrated into the production processes of most PCB manufacturing facilities and can be employed at several stages during PCB manufacturing to inspect the artwork design master, the production photo tools, the photoresist before the etching, the etched inner layers before lamination and the outer layers before attachment of electronic components. The systems are designed for operational simplicity and require no special skills or experience to operate. The design of each system permits easy maintenance and service. As a result, the Company believes that the use of its AOI systems significantly reduces the overall production costs of PCBs.

AOI-190 SERIES

         The AOI-190 Series was the Company's basic optical inspection system, which has been replaced by the AOI-2500 Series. The AOI-190 Series provided manufacturers of PCBs with a means to inspect PCB products for quality and analyze the information to achieve higher yields at an economical price. The AOI-190 inspection system provides a number of special features that clearly distinguish it from its competitors, including but not limited to the following:

         - The in-line conveyorized transport provides automated operation when linked to commercially available handling equipment. Communication is maintained between the host computer and the multi-functional evaluation/repair station (described below). Part identification is achieved through a bar code labeling device so that critical information moves throughout the system with reduced possibility of error, and tracking of parts and information throughout the manufacturing facility can be automated;

         - The linking of the AOI-190 inspector to the evaluation/repair station enables the customer to set-up or repair products while inspection is being conducted on the inspector with no interruptions or waiting periods. This feature significantly enhances throughput. In addition, management believes the AOI-190 is the only system on the market in which throughput can be increased and features added by software and hardware upgrades that are not expensive, and which do not require major design changes, such as those offered by the competition. This is due to the open architecture and modularity inherent in the Company's AOI-190; and

         - AOI-190 can be interfaced to most-available CAM systems to permit direct "downloading" of set-up data.

AOI-2500 SERIES

         The AOI-2500 Series is a newer generation of automatic optical inspectors designed to maximize productivity in demanding PCB operations. The series includes three models, the AOI-1900, the AOI-2500, and the AOI-3200 depending on the width of the PCB's being inspected. Each model has the option of a standard or a high speed version. These models currently range in price from $300,000 to $500,000.

         The AOI-2500 has a mechanical transport which enables it to be placed in-line in the manufacturing process. The AOI-2500 Series inspectors have the same overall functionality as the AOI-190 Series inspectors, which it replaced, but with a significantly enhanced level of both performance and modularity. In particular:

         - The AOI-2500 systems have an improved illumination system and higher resolution cameras, which permit it to inspect product with smaller features than can be inspected with the AOI-190, and it can find much smaller defects.

         - The AOI-2500 systems have a wider range of speeds than the AOI-190, with much higher speeds available for inspecting the more standard PCB designs.

         -        The  AOI-2500   systems   have   enhanced   image   processing
                  electronics and more general purpose processing power, which enable it to detect a wider range of defects.


         Due to the modularity of the design and the fact that the mechanical portions of the machines in this series are identical, the customer can choose the lowest price model that can meet its requirements without risking obsolescence as either the width of their product changes, or the factory throughput increases. This is a further extension of the Company's philosophy of obsolescence-proof machines through the ability to continuously upgrade.

AOI ER 35-36 EVALUATION AND REPAIR (E/R) STATION

         The AOI E/R Station enables the user to view, classify and repair defects as well as create inspection set-up files without interrupting ongoing inspection at the inspection station. Ergonomically designed, the user may position the E/R Station's display monitors for optimum viewing comfort and easily access the defective PCB for repair. Convenient bar code labeling facilitates defect evaluation and eliminates inspection data confusion. Automated camera positioning precisely displays a magnified, crisp image of artwork and PCBs and of each reported defect on a high-resolution color monitor, significantly reducing operator fatigue.

         A computer generated reticle offers very precise measurement of defects. Defects requiring repair or additional evaluation may be marked or optionally photographed with a Polaroid freeze-frame camera for further review. Video recording of complete inspection data is also available. The inspection station defect report for the PCB under evaluation is simultaneously displayed on a separate screen. This report includes defect number, location and type of defect. To maximize throughput, defects are automatically sorted by user defined levels of severity. Additionally, defects may be further classified for yield analysis and process control using the included SPC software package, which can produce numerous reports. The Company's E/R Station and series of inspection stations combine to provide a complete automated optical inspection system for real-time process control and yield improvement.

POLAROID AGREEMENT

         On November 28, 1994, the Company and Polaroid entered into the Polaroid Agreement. Under the Polaroid Agreement, Polaroid and the Company are granted royalty free access to each others' patents, technology and know-how for use in their respective fields of business for a period of eight (8) years. The Company is also granted the exclusive right to market and sell Helios(TM) Film to the PCB market. To maintain this exclusive right, the Company is required to achieve certain performance milestones, which include sales requirements for the Helios(TM) Film and for the sale of laser plotters. On January 7, 1997, the Company and Polaroid agreed that Polaroid would not act with respect to the quarterly performance milestones under the Polaroid Agreement until May 31, 1997, the date by which the annual performance milestones had to have been met. No such performance milestones apply to Triple I's agreement with Polaroid granting it access to Polaroid's other technology. The consequence of failing to achieve the annual performance milestones by May

31, 1997 would be that the Company's exclusive right to sell and market the Helios(TM) Film to the PCB market could, at Polaroid's option, be converted to a nonexclusive right. The Company and Polaroid were involved in a dispute relating to whether the Company did in fact meet its milestones under the Polaroid Agreement. The Parties resolved this dispute by an Amended and Restated License and Collaboration Agreement dated as of February 11, 1999, pursuant to which the Company's exclusive right to sell and market the Helios(TM) Film to the PCB market was converted into a nonexclusive right.

POLAROID's HELIOS(TM) FILM AND PLOTTERS

         Polaroid has developed the Helios(TM) Film, a dry process film with many superior performance characteristics compared to the imaging films currently being used in the manufacture of PCBs. The Polaroid product is expected to be less prone to deterioration with use than silver halide and diazo. This permits repeated use of the Helios(TM) Film as both master and phototool, eliminating the current practice that often requires both tools. This should also eliminate most defects introduced by the relatively poor quality of diazo. The Helios(TM) Film also shows promise for imaging PCB designs with very small features, performance difficult to achieve with present technology.

         As the Helios(TM) Film is a dry process product, potential customers will benefit from elimination of chemicals and their effluent, a major concern in an industry that is closely scrutinized by environmental agencies. The dry process film also eliminates the need for "dark room" facilities for creating the photo tools. The film is marketed under private label. The Company also distributes laser plotters under a private label. The plotter for recording on Helios Film was developed in cooperation between Polaroid and Heidelberg (Linotype) for the graphic arts industry, and later modified by the Company for use in the PCB industry. Both products were introduced in the quarter ending December 31, 1996. Certain problems were encountered during field tests, which required delaying further trials until such problems could be resolved. At the present time, these products are not being used in the field.

PRODUCTS UNDER DEVELOPMENT

         The Company currently has an engineering and product development staff, and a group of customer support engineers, who assist the Company's customers in integrating the Company's products into the customer's work environment. This engineering work provides the Company an opportunity to keep abreast of new market opportunities for the Company's technologies. During the fiscal years ended March 31, 1999, March 31, 1998 and March 31, 1997, the Company's expenditures on research and development amounted to $677,296, $344,068 and $440,207, respectively (net of any cost reimbursements). In light of the current financial circumstances of the Company, its development efforts have been significantly reduced.

CUSTOMERS

         The Company's customers include manufacturers of PCBs, both domestically and internationally. The Company sells to a limited number of customers as the Company's market is dominated by a few major companies. For the year ended March 31, 1999 ("Fiscal 1999"), the

Company had sales to five customers that accounted for 17%, 14%, 13%, 12% and 11% of revenues. For the year ended March 31, 1998 ("Fiscal 1998"), the Company had sales to three customers that accounted for 40%, 17% and 11% of revenues. For the year ended March 31, 1997 ("Fiscal 1997"), the Company had sales to four customers that accounted for 28%, 25%, 15% and 12% of revenues.


         During Fiscal 1999, Fiscal 1998 and Fiscal 1997, the Company's foreign revenues accounted for 65%, 66% and 80%, respectively, of the Company's revenues. These sales were made primarily in Europe. The high percentage of foreign revenues was due to the existence of an established network of distributors in Europe, along with market representatives in Europe for the Company's products, and the limited resources available to the Company to market its products in the United States. Although the Company generally requires advance deposits or letters of credit from customers, the Company sometimes extends credit to its foreign customers and collection may be more difficult in the event of a default.

SALES AND MARKETING STRATEGY

         The Company's strategy has been to emphasize the broad range of competitive performance and cost advantages of its products and the ability to upgrade systems because of their modular designs. Because of financial constraints during the past twelve months, the Company has been unable to make progress on its strategic goals. Key elements of the Company's marketing strategy have included:

         - emphasizing product performance advantages such as in-line conveyorized material handling, ease-of-use, high throughput, high reliability, flexible, affordable service policies and upgrade paths and a more cost-effective solution;

         - expanding the Company's direct sales force in the United States, particularly on the west coast; and

         - increasing international sales through additional support of the Company's existing representative and distributor network, including joint seminars, sales calls and product showings and the addition of distributors in other parts of the world.

         The Company currently employs one full-time, in-house, employee dedicated to sales and marketing. In addition, the Company relies upon the efforts of sales representatives located in Europe and Asia. The Company has promoted its products through institutional advertising, distribution of product literature and promotional videotapes throughout the industries its products service, and exhibits and product presentations at industry and trade shows, such as Productronica, the Institute for Interconnecting and Packaging Electronic Circuits (IPC) and the Japan Printed Circuit Association (JPCA).

COMPETITION

         The optical inspection systems industry is intensely competitive. The Company competes with many companies in the United States and Europe, several of which have substantially greater financial, technical, sales and managerial resources than the Company and may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products than the Company. The Company believes that in the future the principal competitive factors will be product functionality and performance (e.g., speed, ease of use, accuracy and reliability), the development of improved products through research and development, customer support services, customer relations and price. No assurance can be given that the Company or Focus AOI will compete successfully with existing or potential future competitors.

         The Company believes that its products enjoy significant technical advantages over those of its competition for the following reasons:

         - RELIABILITY AND LIMITED DOWN-TIME. The Company believes that its products enjoy significantly higher reliability and less down-time than those of its competition. These benefits can be attributed to the more advanced in-line design of the
                  Company's products, which employ few moving parts, and are therefore less prone to equipment failures, and the availability of direct diagnostic links, via modem, whereby the Company's in-house service technicians can diagnose and troubleshoot the Company's products in the field directly from the Company's facilities.

         - VERSATILE PRODUCTS THAT CAN BE EASILY UPGRADED. The Company's products are designed to be significantly less prone to obsolescence than those of its competition. Unlike those of the Company's competition, the Company's products are designed to be more highly dependent upon software with a very modular hardware design that may be easily upgraded to add more features.

         - INCREASED ACCURACY AND HIGHER THROUGHPUT. The Company believes that its products, as a result of its unique in-line system with multiple stationary cameras, achieve a higher throughput at most levels of resolution, resulting in enhanced productivity and overall performance.

         -        COMPLETE INTEGRATION OF DESIGN, INSPECTION AND REPAIR SYSTEMS.
                  The Company's products together allow for the integrated implementation of a complete automated inspection system for real-time process control and yield improvement through inspection, evaluation and repair. When combined with the laser plotters and advanced Helios(TM) Film, the Company's product line has the added advantage of offering a complete integrated solution to the "front needs" of PCB manufacturers.

BACKLOG

         The Company's backlog for products and services was $0 at September 30, 1999 and approximately $420,000 at March 31, 1999, and $1.8 million at March 31, 1998 (of which $200,000 represented plotters), compared to approximately $1.5 million at March 31, 1997. The Company defines backlog to include only those systems, accessories, upgrades and service agreements with respect to which firm purchase orders have been received. Cancellations of product purchase orders are sometimes subject to penalties, depending upon the time of cancellation. Although a significant indicator of business levels, backlog is not necessarily representative of future sales.

MANUFACTURING

         The Company's manufacturing work force consists of a small group of individuals who are each trained to cover several areas of production. Emphasis is on performing final assembly, test and integration while maintaining critical skills in each aspect of production: machining, PCB assembly and rework, cable fabrication, electric-mechanical subassembly, optical alignment and electrical test.

         The Company's systems have a number of highly complex components. Although the Company manufactures some of the subassemblies used in its systems, most are purchased from unaffiliated subcontractors, typically to the Company's specifications. None of the Company's suppliers are obligated to provide the Company with any specific quantity of components or subassemblies over any specific period. Certain of the components and subassemblies included in the Company's products are obtained from a limited group of suppliers.

GOVERNMENTAL REGULATIONS AND INDUSTRY STANDARDS

         The Company's products and worldwide operations are subject to numerous governmental regulations designed to protect the health and safety of operators of manufacturing equipment. In particular, the European Union ("EU") has recently issued regulations relating to electromagnetic fields, electrical power and human exposure to laser radiation. The Company believes that its products currently comply with all applicable material governmental health and safety regulations, including those of the EU, and with any voluntary industry standards currently in effect.

PATENTS AND PROPRIETARY INFORMATION

         The Company holds four United States patents, expiring between February 2002 and September 2009. The Company also holds two patents issued in Israel and England, expiring in June 2004.

         The Company's products require technical know-how to engineer and manufacture and are based, in part, upon proprietary technology. To the extent proprietary technology is involved, the Company relies on patents, copyrighted software and trade secrets that it seeks to protect, in part, through confidentiality agreements.

EMPLOYEES

         As of March 31, 1999, the Company had twenty-six full-time employees and part-time employees along with six independent contractors, of which ten were in sales, marketing and service, six were in engineering and product development, four were in administration and finance, and twelve were in manufacturing. In April, 1999 the Company placed ten employees on furlough and through September 30, 1999 has operated with certain employees working only part-time. During this period a total of seven employees have left the employment of the Company.

         None of the Company's employees are represented by a labor union. The Company considers its relationships with its employees to be satisfactory.

DESCRIPTION OF PROPERTIES

         The Company has maintained its corporate headquarters, executive offices and principal research, developing, engineering and manufacturing facilities in approximately 14,000 square feet in Lowell, Massachusetts pursuant to a renewed lease as of December 1, 1995, which expired on November 30, 1998. The Company's manufacturing operations in this facility occupy 6,000 square feet of space. The Company has been occupying the space on a month-to-month basis since the lease termination. The minimum annual rental for these premises is approximately $119,000. The Company is responsible for payment of real estate taxes, which are approximately $31,000 per year, and maintenance. The Company believes that these facilities are adequate to meet its current needs.

LEGAL PROCEEDINGS

         Neither the Company nor Focus AOI is involved in any litigation of a material nature.

MANAGEMENT'S DISCUSSION AND ANALYSIS

GENERAL

         Industrial  Imaging  Corporation  designs,   manufactures  and  markets
automated optical, vision and industrial imaging systems for inspection and identification of defects in PCBs and laser plotters for creation of PCB artwork and photo tools. Members of the Company's management were pioneers in the field of automated optical inspection of PCBs. These individuals developed the Company's product line while working at Itek, now a part of Hughes Corporation, through close cooperation between Itek and DEC. The prototype and initial production models developed by Itek and DEC were later completed and marketed by AOI Systems, Inc., a predecessor to the Company's subsidiary, Triple I (now known as AOI International, Inc.).

         The following discussion and analysis should be read in conjunction with the Financial Statements of the Company (including the Notes thereto) commencing on page F-1 of this report.

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 1999 ("FISCAL 1999") COMPARED TO THE YEAR ENDED MARCH 31, 1998 ("FISCAL 1998")

         Revenues for Fiscal 1999 were $4,007,271, as compared to $2,305,209 for Fiscal 1998, an increase of $1,702,062 or 73.8%. Product revenues were $3,505,920 in Fiscal 1999, as compared to $1,896,524 for Fiscal 1998. This increase was due primarily to an increase in the number of units sold. Service revenues were $501,351 in Fiscal 1999, as compared to $408,685 in Fiscal 1998. This increase was due mostly to increased levels of services performed.

         Cost of revenues for Fiscal 1999 was $3,678,295, as compared to $2,638,176 for Fiscal 1998, an increase of $1,040,119 (39.4%), resulting from the increase in sales volume. Gross profit was $328,976 (8.2% of revenue) in Fiscal 1999, as compared to gross loss of $332,967 (14.4% of revenue) in Fiscal 1998. This was due primarily to the spreading of manufacturing and overhead costs over a larger revenue base.

         Research and development expenses were $677,296 (16.9% of revenue) in Fiscal 1999, as compared to $344,068 (14.9% of revenue) in Fiscal 1998. This increase of $333,228 was primarily due to increases the engineering staff and related costs and the finalizing of a contract with the Company to research optics, and recording of approximately $140,000 of cost reimbursements as an offset to and decrease of research and development expense in Fiscal 1998.

         Sales and marketing expenses were $777,016 (19.4% of revenue) in Fiscal 1999, as compared to $545,097 (23.6% of revenue) in Fiscal 1998. This increase of $231,919 was due primarily to increased staffing, expenses of operations undertaken in the UK and the increase in depreciation for demonstration equipment acquired under capital leases during Fiscal 1999.

         General and administrative expenses were $752,661 (18.8% of revenue) in Fiscal 1999, as compared to $1,044,751 (45.3% of revenue) in Fiscal 1998. This decrease of $292,090 was primarily due to a decrease staffing and related costs and a compensation charge of $125,000 in Fiscal 1998 that related to warrants exercised at a discount.

         Interest expense, net was $152,389 in Fiscal 1999, as compared to $146,314 in Fiscal 1998. Other income was $1,960 in Fiscal 1999 and other expense was $20,357 in Fiscal 1998 consisting primarily of taxes offset by favorable currency translations.

         Due to the uncertainty of realizing the tax benefits of net loss carryforwards, no provision for income tax benefit was made for either Fiscal 1999 or Fiscal 1998.

         The net loss decreased to $2,028,426 in Fiscal 1999, as compared to $2,433,554 in Fiscal 1998. This decrease was primarily due to the aforementioned increase in sales resulting in an increase in gross profit offset partially by an increase in operating expenses.


COMPARISON OF THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998

         Net revenues for the six months ended September 30, 1999 were $428,359, as compared to $2,633,542 for the same period in 1998. Product revenues decreased to $172,288 for the six-month period ended September 30, 1999 from $2,431,460 for the same period in 1998 due to the decrease in the number of units sold. Service revenues increased from $202,082 for the first six months of Fiscal 1999 to $256,071 for the same first six months of the year ending March 31, 2000 ("Fiscal 2000").

         Cost of revenues for the first six months of Fiscal 2000 was $541,515 compared to $2,000,636 for the same period in Fiscal 1999. Primarily as a result of the decreased revenues, there was a gross loss of $113,156 for the six months ended September 30, 1999 compared to $632,906 of gross profit for the first six months in Fiscal 1999.

         Research and development expenses for the first six months of Fiscal 2000 of $176,963 decreased from $412,516 for the same period in Fiscal 1999. The decrease of $235,553 (57.1%) was due primarily to the decreases in the engineering staff and related costs, and the reduced development costs of the AOI-2500 systems.

         Sales and marketing expenses decreased to $120,268 for the six months ended September 30, 1999 from $517,363 for the first six months of Fiscal 1999. The decrease of $397,049 (76.8%) was due primarily to decreased commissions on the greatly reduced sales volume, decreases in staffing and related expenses and reductions in promotional expenses.

         General and administrative expenses decreased to $244,847 for the first six months of Fiscal 2000 from $400,023 for the same period in Fiscal 1999. The decrease of $155,176 (38.8%) was due primarily to decreases in staffing and related expenses and professional and consultant fees.

         Interest expense (net) was $65,246 for the six months ended September 30, 1999 compared to $73,341 for the same six month period in 1998. This was due to the decreased use of factoring of accounts receivable during Fiscal 2000 as compared to Fiscal 1999. Other income was $2,205 for the first six months of Fiscal 2000 compared to $3,144 for Fiscal 1999, made up of favorable currency translations.

         Due to the uncertainty of realizing the tax benefits of net operating loss carryforwards, no provision for income tax benefit was made for either of the six-month periods ended September 30, 1999 or 1998.

         Primarily as a result of the decreased revenues and the resulting gross loss, offset by significantly decreased expenses, the net loss for the first six months of Fiscal 2000 decreased to $718,275, as compared to the net loss of $767,193 for the same period in Fiscal 1999.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has incurred operating losses since inception that have continued through September 30, 1999. In addition, the financial statements of the Company for Fiscal 1999, Fiscal 1998 and the six month periods ended September 30, 1999 and 1998 were prepared on the assumption that the Company will continue as a going concern and do not include any adjustments that would result if the Company would cease as a going concern. The report of the independent accountants for the fiscal year ended March 31, 1998 contained an explanatory paragraph as to the Company's ability to continue as a going concern. Among the factors cited by the auditors as raising substantial doubt as to the Company's ability to continue as a going concern is that the Company has suffered recurring losses from operations, and had an accumulated deficit of $10,399,723 as of March 31, 1998 which has increased to $13,146,424 as of September 30, 1999. The auditors noted that the Company's capital requirements might change depending upon numerous factors, including the demand for the Company's product. In view of the Company's current financial condition, the Company plans to continue to aggressively manage its working capital and expenses while pursuing the sale of assets contemplated by the Transaction. In the event the Company is unable to complete the Transaction, it may be required to take additional steps which could include seeking protection under bankruptcy laws. (See Note B to the Financial Statements)

         The Company's operations to date have been funded by equity investments, borrowing from banks, investors and stockholders, factoring of accounts receivable, and to a limited extent, cash flow from operations. At September 30, 1999, the Company had cash of $15,630, and deficit working capital of $2,572,747. During Fiscal 1999 and Fiscal 1998, cash used in operating activities was $610,027 and $2,474,234, respectively. Capital expenditures were $463,800 during Fiscal 1999, primarily for demonstration equipment financed by capitalized leases. Some of this demonstration equipment was sold during Fiscal 1999 and the capital lease paid off. The Company has no outstanding material commitments for capital expenditures. During Fiscal 1998, the Company received $3,086,749 from sales of Common Stock and warrant exercises. The Company raised $2,734,590 (net of issuance costs of $265,410) of private equity from Imprimus Investors LLC. In addition, an investor exercised a warrant and purchased 100,014 shares of Common Stock for $100,014. Warrantholders exercised warrants and purchased 1,187,406 shares Common Stock at prices from $.25 to $.60 per share. Cash was received for $252,145, and a note receivable was issued from an officer of the Company in the amount of $125,000, and a noteholder canceled a promissory note due to the Company as payment.

         The Company derives most of its annual revenues from a relatively small number of sales of products, systems and upgrades, with product prices ranging from $200,000 to $500,000 per system. As a result, accounts receivable have fluctuated based on the number of systems sold in each period and the timing of the individual sales within each period. Moreover, any delay in the recognition of revenue for single products or a delay in shipment to customers, systems or upgrades would have a material adverse effect on the Company's results of operations for a given accounting period. In addition, some of the Company's net sales have been realized near the end of a quarter. Accordingly, a delay in a customer's acceptance or in a shipment scheduled to occur near the end of a particular quarter could materially adversely affect the Company's results of operations for that quarter. The accounts receivable balance increased from $214,450 at March 31, 1998, to $462,624 at March 31, 1999 and decreased to
$199,281 at September 30, 1999.

         Fluctuations in inventory will be caused by changes in production levels, timing of materials inflows, amount of sales and the timing of shipments to customers. Inventory decreased to $885,955 at March 31, 1999 from $1,995,194 as of March 31, 1998. The decrease in inventory of $1,109,239 was primarily caused by a decrease in finished goods and work-in-process as the Company liquidated as much inventory as it could and the fact that it was experiencing difficulties in obtaining materials due to its financial condition and the reluctance of suppliers to provide materials on credit. Inventory declined further to $846,659 at September 30, 1999.

         Pursuant to the Agreement, as of November 1, 1999, the Company has obtained debt financing from Focus AOI to fund its operations from November 1, 1999 through the closing of the Transaction. The Company's management believes that the debt capital provided by Focus AOI will be sufficient to fund continuing operations through the closing of the Transaction. There can be no assurance that the Company can attract additional capital at favorable rates, if at all.

INFLATION

         To date, inflation has not had a material effect on the Company's business.

YEAR 2000 ISSUE DISCLOSURE

         The Company has evaluated the potential impact of the situation referred to as the "Year 2000 Issue." The Year 2000 Issue concerns the inability of computer software programs to properly recognize and process date sensitive information relating to the Year 2000. It is not anticipated that the Company will incur any negative significant impact as a result of this potential problem. The Company's systems are currently Year 2000 compliant. Certain of the Company's applications, which utilize a two-digit century field, have been modified to be Year 2000 compliant.

SECURITIES OWNERSHIP

The following table sets forth, as of December 20, 1999, the ownership of the Company's Common Stock by (i) each person who is known by the Company to own of record or beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

                                                                          Amount and
                                                                          Nature of         Percent of
                                                                           Beneficial       Common
Name and Address of Beneficial Owner (2)                                   Ownership       Stock(1)
----------------------------------------                                   ----------      ---------
Charles M. Leighton (3)                                                    5,000,000         38.79%

Harry Hsuan Yeh, Ph.D. (4)                                                 1,537,563         14.12%

Thomas L. DePetrillo                                                         958,183          8.80%

Juan J. Amodei, Ph.D. (5)                                                    915,714          8.26%

Massachusetts Technology Development Corporation (6)                         929,749          8.35%

Polaroid Corporation (7)                                                     777,228          7.01%

Massachusetts Community Development Finance Corporation (8)                  677,931          6.13%

Charles Broming (8)(9)                                                       677,931          6.13%

Joseph A. Teves (10)                                                         265,896          2.44%

All    Officers    and    Directors    as   a   group   (6    persons)     3,480,704         30.69%
(1)(2)(4)(8)(9)(10)(11)
--------------

(1) The number of shares of Common Stock issued and outstanding on December 20, 1999, was 10,890,201. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of Common Stock issued and outstanding at December 20, 1999, plus shares of Common Stock subject to options held by such person at December 20, 1999 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

(2) The address for Drs. Amodei and Yeh and Mr. Teves is c/o Industrial Imaging Corporation, 847 Rogers Street, Lowell, Massachusetts 01852. The address for Massachusetts Technology Development Corporation is 148 State Street, Boston, Massachusetts 02109. The address for Polaroid Corporation is 549 Technology Square, Cambridge, Massachusetts 02139. The address for Massachusetts Community Development Corporation is 10 Post Office Square, Suite 1090, Boston, Massachusetts 02109. The address for Mr. Broming is c/o Kirby & Allen, Inc., 33 Maguire Street, East Brunswick, New Jersey 08816. The address for Mr. Leighton is 51 Vaughn Hill Road, Bolton, Massachusetts 01740. The address for Mr. DePetrillo is 65 Peaked Rock Road, Narragansett, Rhode Island 02904.

(3) Includes warrants to purchase 2,000,000 shares of Common Stock at exercise prices ranging from $1.00 to $2.00 per share.

(4) Includes options to purchase 2,000 shares of Common Stock at $1.00 per share. Excludes warrants to purchase 248,145 shares of Common Stock at an exercise price of $1.00 per share and options to purchase 3,000 shares of Common Stock at an exercise price of $1.00 per share.

(5) Includes (i) warrants to purchase 98,729 shares of Common Stock with an exercise price of $1.00 (ii) options to purchase 32,000 shares of Common Stock at an exercise price of $.20 per share; and (iii) options to purchase 60,000 shares of Common Stock at an exercise price of $1.00. Excludes warrants to purchase 206,245 shares of Common Stock at an exercise price of $1.00 per share, and options to purchase 30,000 shares of Common stock at $1.00 per share.

(6) Includes warrants to purchase 250,007 shares of Common Stock at an exercise price of $1.00.

(7) Includes warrants to purchase 200,028 shares of Common Stock at an exercise price of $1.00 per share. Excludes warrants to purchase 180,380 shares of Common Stock at an exercise price of $1.00 per share.

(8) Includes (i) warrants to purchase 149,910 shares of Common Stock with exercise price of $1.00 per share (ii) warrants to purchase 20,000 shares of Common Stock with exercise price of $.20 per share and (iii) options to purchase 2,000 shares of Common Stock at an exercise price of $1.00 per share. Excludes warrants to purchase 32,040 shares of Common Stock at an exercise price of $1.00 per share and options to purchase 3,000 shares of Common Stock at an exercise price of $1.00 per share.

(9) Mr. Broming, a director of the Company, is the board representative for the Massachusetts Community Development Finance Corporation. As such, Mr. Broming retains voting control over the shares owned by the Massachusetts Community Development Finance Corporation.

(10) Includes options to purchase 2,000 shares of Common Stock at an exercise price of $1.00 per share and 25,003 shares of Common Stock owned by Mr. Teves' adult son of which Mr. Teves is deemed to have beneficial ownership. Excludes (i) warrants to purchase 28,470 shares of Common Stock at an exercise price of $1.00 per share (ii) warrants to purchase 14,675 shares of Common Stock at an exercise price of $1.00 per share (iii) 4,510 shares issuable upon exercise of outstanding warrants granted to Mr. Teves' adult son, to purchase 4,510 shares of Common Stock at an exercise price of $1.00 per share and (iv) and options to purchase 3,000 shares of Common Stock at an exercise price of $1.00 per share.

(11) Includes (i) options to purchase 12,400 shares of Common Stock at an exercise price of $.20 per share and 19,200 shares issuable upon exercise of the vested portion of options to purchase 34,000 shares of Common Stock at an exercise price of $1.00 per share held by Michael Chase, the Company's Vice President of Manufacturing and Field Service and (ii) options to purchase 17,600 shares of Common Stock at an exercise price of $.20 per share and 34,400 shares issuable upon exercise of the vested portion of options to purchase 38,000 shares of Common Stock at an exercise price of $1.00 per share held by Richard J. Royston, the Company's Vice President of Research. Excludes unvested options to purchase 30,000 and 3,000 shares of Common Stock at $0.375 held by Mr. Chase and Mr. Royston respectively.

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is traded on the OTC Bulletin Board. Until January 1997, the Company's Common Stock traded under the symbol ORBS. As part of its acquisition of Triple I Corporation, the Company completed an 18:1 reverse stock split and changed its trading symbol to INIM.

         As of December 20, 1999, the Company had 275 holders of record of its Common Stock. Management believes that there are approximately 550 beneficial owners of the Company's Common Stock.

         For the fiscal quarters reported below, the following table sets forth the range of high and low bid quotations for the Common Stock for the relevant periods as reported by the OTC Bulletin Board. The high and low bid price on October 29, 1999 was $.125 and $.125, respectively. Such quotations represent inter-dealer quotations without adjustment for retail markups, markdowns or commissions and may not represent actual transactions. The quotations have been adjusted to reflect the 18:1 reverse stock split. The quotations represent interdealer quotations, do not include retail mark-ups or commissions and do not necessarily represent actual transactions.

                                                        HIGH BID        LOW BID
COMMON STOCK

Fiscal Year 1998

First Quarter.........................................   $3  1/4         $1 1/8
Second Quarter........................................   $1  3/8         $1 1/8
Third Quarter.........................................   $1  1/8         $  7/8
Fourth Quarter........................................   $1              $  7/8

Fiscal Year 1999

First Quarter.........................................   $1 3/16         $11/16
Second Quarter........................................   $  7 /8         $  1/2
Third Quarter.........................................   $  5/8          $  3/8
Fourth Quarter .......................................   $  5/8          $  3/8

Fiscal Year 2000

First Quarter.........................................   $  5/8          $  1/4
Second Quarter........................................   $  5/16         $  1/8


DIVIDENDS

         The Company has not paid any cash dividends on its Common Stock since inception and does not anticipate the payment of cash dividends on its Common Stock in the foreseeable future. There are no restrictions that limit the Company's ability to pay dividends on the Common Stock.

FOCUS CANADA INFORMATION

         Focus Canada was incorporated in 1987 and its corporate headquarters and manufacturing facilities are located at 101 Randall Drive, Waterloo, Ontario, Canada N2V 1Z5 (website: WWW.FOCUSAUTOMATION.COM). Focus Canada is a leading developer, manufacturer, and worldwide marketer of automated surface inspection products and yield management solutions in major market segments of the electronics, printing and web manufacturing industries. Focus Canada's WebScan family of products is used by manufacturers to reduce scrap, improve productivity, improve quality and ultimately increase profits. Focus Canada's WebScan products are currently used by a number of Fortune 500 customers including Xerox, 3M, DuPont, Toshiba, Hewlett-Packard, Kodak, and others.

         Focus Canada was formed in 1987 by former employees of Automation Tooling Systems Inc. (ATS). The founders of Focus Canada identified the need for high speed, high accuracy surface inspection equipment and worked to develop CyberScan, Focus Canada's continuous vision processor and core technology. CyberScan is a unique enabling technology that combines parallel pipeline processing with robust, industry proven software algorithms. In 1994, Focus Canada released its initial versions of the WebScan family of automated surface inspection systems utilizing the patented CyberScan vision processor.

         Focus  Canada's  WebScan  products  combine   high-resolution   optical
inspection with sophisticated, patented software algorithms to provide quality control for high-speed line production.

         Focus Canada sells and distributes its products through a direct sales force for the North American market and Focus Europe, SA its European sales and service office in Belgium. These sales efforts are augmented by important original equipment manufacturer ("OEM"), distribution, and reseller relationships in Asia and Europe. These OEMs, distributors and resellers include Itochu Corp. (Asian distributor), Toshiba Inc. (Asian OEM), Toshiba International Inc. (North American reseller), VEGA (European reseller), and V Technology Co. Ltd.
(Asian OEM).

         Focus Canada's WebScan products, depending on the application, are sold at prices that range from USD$90,000 to $350,000. As of August 31, 1999 Focus Canada's contractual order backlog was approximately CDN$8.2 Million.

         MARKETS

         a.    Electronics AOI Market

         The electronics automated optical inspection ("AOI") market segments which Focus Canada believes have the greatest need for its continuous high performance technology are in the inspection of Plasma Display Panels ("PDP"), Flexible Printed Circuits, and IC packaging products and processes such as Lead Frame assemblies, Ball Grid Array ("BGA"), and Tape-Automated Bonding ("TAB").

         PLASMA DISPLAY INSPECTION. In the Plasma Display Panel market, Focus Canada estimates that through its OEM partner, V Technology Co. Ltd. ("V Tech"), Focus Canada has captured an 80% market share in supplying AOI systems to manufacturers of PDP products. By inspecting the plasma display panels after each critical process step, Focus Canada's technology enables early detection, analysis, and elimination of process-induced defects. Plasma displays are being pioneered by a number of primarily Japanese corporations including Fujitsu, NEC, Matsushita, Mitsubishi and Pioneer. These companies and others compete in the display market, which is estimated by Focus Canada to exceed USD$30 Billion worldwide per year. Focus Canada currently estimates that the market for PDP AOI machines is projected to grow to USD$80 Million by 2005.

         Focus Canada also markets its automated optical inspection products to manufacturers of flexible circuits, lead frame, and other high-value IC packaging products. These opportunities require very high performance AOI solutions capable of high-resolution inspection.

         b.       High-Value Print Inspection Market

         Focus Canada's family of WebScan products are used for the high-speed, high-resolution inspection of pharmaceutical labels, plastic cards and high valued-added packaging. Focus Canada believes that it is unique in offering print inspection solutions that can inspect 100% of the printed product at full production speeds.

         CARDSCAN is Focus Canada's leading solution for the inspection of printed plastic/security cards. CardScan detects the smallest defects while scanning 100% of every card at full production speeds. At inspection speeds of up to 30,000 cards per hour CardScan increases overall productivity and helps reduce the cost of rejects.

         PHARMAVISION Focus Canada markets and sells PharmaVision print inspection solutions to printers of pharmaceutical labels to allow for the 100% inspection of their product. PharmaVision ensures quality for this high-security product and improves productivity.

         ON-PRESS PRINT INSPECTION Focus Canada has applied the quality and cost-reduction advantages of PharmaVision to a wide range of high-value print applications. On-press print inspection provides 100% inspection and defect detection for high quality labels, medical information packets and health and beauty packaging.

         UNPATTERNED WEB INSPECTION

         Focus Canada also applies its core CyberScan technology to the inspection of roll-to-roll products manufactured in a continuous process such as paper, film and foil.

         WEBSCAN M71NX In partnership with Toshiba Engineering Japan Focus Canada has developed WebScan M71NX, a product solution that is designed to provide 100% defect detection, classification and visualization with what Focus Canada believes is unsurpassed performance at scalable price points starting at USD$100,000.

         FINANCIAL PERFORMANCE

         For its fiscal year ended November 30, 1998 Focus Canada's revenue was CDN$7.0 Million representing an increase of 63% over fiscal 1997 revenue. Focus Canada's net loss for fiscal 1998 was CDN$540,000 and was driven by Focus Canada's expansion of its marketing and sales activities as well as expending more than CDN$1.6 Million on research and development activities. For the nine month period ended August 31, 1999, based on the unaudited financial statements of Focus Canada, Focus Canada's revenue for the period was approximately CDN$7.0 Million compared to CDN$4.2 Million for the corresponding period ending August 31, 1998. Gross Profit for the nine month period ended August 31, 1999 was CDN$2.8 Million compared to CDN$1.9 Million for the corresponding period and Operating Profit/(Loss) before income taxes was CDN$(1.7) Million compared to CDN$(1.0) Million for the earlier period. The increase in operating loss is attributable to increased investment by Focus Canada in research and development and continued expansion of distribution channels. The following table summarizes some of Focus Canada's financial results for the nine month period ended August 31, 1999, compared to the corresponding period ending August 31, 1998:


                                       Nine Months ended       Nine Months ended
                                        August 31, 1999         August 31, 1998
                                      (unaudited) (000s)      (unaudited) (000s)

Gross Profit                                 CDN$  2,802         CDN$  1,935

Operating Profit/(Loss) before income        CDN$ (1,735)        CDN$  (962)
taxes

Total Current Assets                         CDN$ 10,190         CDN$  8,499

         As of October 30, 1999 Focus Canada's current assets exceeded its current liabilities by approximately CDN$11.5 Million and Focus Canada had long-term debt of approximately CDN$2.0 Million.

         OWNERSHIP

         Focus Canada is a private  corporation  currently owned by its founders
and   employees    together   with   four    Canadian-based    venture   capital
funds/corporations and two Taiwanese venture capital corporations.



           THIS IS AN INFORMATION STATEMENT AND INDUSTRIAL IMAGING IS
          NOT SOLICITING PROXIES. WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

                                                                       EXHIBIT A

                            ASSET PURCHASE AGREEMENT


                  THIS ASSET PURCHASE AGREEMENT is made as of November 1, 1999,

BETWEEN

              FOCUS AOI, INC., a corporation incorporated under the laws of the State of Delaware
                                                               (the "PURCHASER")

                                        - and -

              AOI INTERNATIONAL, INC., a corporation incorporated under the laws of the State of Delaware
                                                                         ("AOI")

                                        - and -

              INDUSTRIAL IMAGING CORPORATION, a corporation existing under the laws of the State of Delaware
                                                                  ("INDUSTRIAL")


WHEREAS:

         A. Industrial and its wholly-owned subsidiary, AOI (collectively, the "VENDORS" or the "COMPANIES" and, individually a "VENDOR") are engaged in the business (the "BUSINESS") of developing, manufacturing and distributing the Products for the automated optical inspection of printed circuit boards and for other purposes; and

         B. The Purchaser desires to purchase from the Vendors, and the Vendors desire to sell to the Purchaser, certain of the operating assets of the Business, upon the terms and conditions set forth in this Agreement.

                  NOW THEREFORE in consideration of the foregoing, the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


            ARTICLE 1 - DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 DEFINITIONS. For purposes of this Agreement, the following terms and phrases shall have the following meanings:

        (a) "AFFILIATE" means, with respect to any Person, any (a) director, officer, manager or general partner of such Person, (b) a spouse, parent, grandparent, sibling or descendant of such Person and (c) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term "control" includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        (b) "ANCILLARY DOCUMENTS" has the meaning ascribed thereto in Section 4.1(b).

        (c) "ASSET ADVANCES" means the aggregate of all amounts advanced by Focus or the Purchaser to or for the benefit of the Vendors pursuant to the provisions of Section 5.10 which are used in whole or in part to purchase any Inventory or Fixed Assets prior to Closing.

        (c) "ASSIGNED CONTRACTS" has the meaning ascribed thereto on Section 2.1(h).

        (d) "BUSINESS DAY" means any day other than a Saturday, a Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Massachusetts or Ontario.

        (e) "CLAIM NOTICE" has the meaning ascribed thereto in Section 11.3.

        (f) "CLOSING" has the meaning ascribed thereto in Section 7.1.

        (g) "CLOSING DATE" has the meaning ascribed thereto in Section 7.1.

        (h) "COMMITMENTS" has the meaning ascribed thereto in Section 2.1(g).

        (i) "CONTRACTS" has the meaning ascribed thereto in Section 2.1(h).

        (j) "EARNOUT AMOUNT" has the meaning ascribed thereto in Section 3.1.

        (k) "EARNOUT PAYMENT" has the meaning ascribed thereto in Section 11.5.

        (l) "EARNOUT SECURITY AGREEMENT" means the security agreement executed by the Purchaser in favour of the Vendor in the form attached hereto as SCHEDULE 1.1(l).

        (m) "EMPLOYMENT AGREEMENTS" has the meaning ascribed thereto in Section 5.6.

        (n) "FINANCIAL STATEMENTS" has the meaning ascribed thereto in Section 4.1(e).

        (o) "FIXED ASSETS" has the meaning ascribed thereto in Section 2.1(d).

        (p) "FOCUS" means Focus Automation Systems Inc.

        (q) "GAAP" has the meaning ascribed thereto in Section 4.1(e).

        (r) "GOODWILL" has the meaning ascribed thereto in Section 2.1(j).

        (s) "GOVERNMENTAL AUTHORITY" means any court, arbitrator, administrative agency or commission, or governmental or regulatory official, department, agency, body, authority or instrumentality, whether Canadian, United States, or of any other foreign country, and whether federal, provincial, state or local.

        (t) "INDEMNIFIED  PARTY"  has the  meaning  ascribed  thereto in Section
            11.3.

        (u) "INDEMNIFYING  PARTY" has the  meaning  ascribed  thereto in Section
            11.3.

        (v) "INDUSTRY  CERTIFICATIONS"  has  the  meaning  ascribed  thereto  in
            Section 4.1(u).

        (w) "INITIAL PAYMENT" has the meaning ascribed thereto in Section 3.1.

        (x) "INVESTOR NOTES" has the meaning ascribed thereto in Section 5.9.

        (y) "INVESTORS" has the meaning ascribed thereto in Section 5.9.

        (z) "INVENTORY" has the meaning ascribed thereto in Section 2.1(a).

        (aa) "ISSUE PRICE" has the meaning ascribed thereto in Section 6.1(d).

        (bb)"KNOWLEDGE OF COMPANIES" or "COMPANIES' KNOWLEDGE" means the actual knowledge of any director, officer or management level employee of the Companies or John Freeman after reasonable enquiry within Companies.

        (cc)"LAWS" means any federal, provincial, state, local, municipal or foreign statute, law, ordinance, regulation, rule, code, order, or other requirement or rule of law.

        (dd)"LETTER OF CREDIT" has the meaning ascribed thereto in Section 6.2(i)(i).

        (ee)"LIABILITY" means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

        (ff)"LIABILITY ADVANCES" means the aggregate of all amounts advanced by Focus or the Purchaser to or for the benefit of the Vendors pursuant to the provisions of Section 5.10 which are used to satisfy in whole or in part any Liability of the Vendors existing at the date hereof including, without limitation, (i) the amount of U.S. $135,000 paid to Barry Levine on or about the date of execution of this Agreement; and (ii) U.S. $75,170.10 in respect of employee medical insurance premiums.

        (gg)"LIEN" means any lien, claim, hypothecation, assignment, preference, priority, option, pledge, charge, security interest, mortgage, equitable interest, or other encumbrance of any nature or kind whatsoever.

        (hh)"LOSSES" has the meaning ascribed thereto in Section 11.1.

        (ii)"MATERIAL AGREEMENTS" has the meaning ascribed thereto in Section 4.1(m).

        (jj)"NOTICE PERIOD" has the meaning ascribed thereto in Section 11.3.

        (kk)"ORGANIZATIONAL  DOCUMENTS"  means  the  charter  and  by-laws  of a
            corporation,   including  any  amendments  thereto  or  restatements
            thereof.

        (ll)"PERSON" means any individual, sole proprietorship, general partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, Governmental Authority or other entity.

        (mm)"PRODUCTS" means printed circuit board inspection products, dry film photograph plotters and all associated spare parts developed, manufactured and distributed by the Vendors and all service revenue derived by the Vendors therefrom.

        (nn)"PROPRIETARY RIGHTS" has the meaning ascribed thereto in Section 4.1(l)(i).

        (oo)"PURCHASE PRICE" has the meaning ascribed thereto in Section 3.1.

        (pp)"PURCHASED ASSETS" has the meaning ascribed thereto in Section 2.1.

        (qq)"PURCHASER NOTE" has the meaning ascribed thereto in Section 5.10.

        (rr)"PURCHASER  SECURITY  AGREEMENT" has the meaning ascribed thereto in
            Section 5.10.

        (ss)"RECEIVABLES" has the meaning ascribed thereto in Section 2.1(b).

        (tt)"RELATED PARTY" has the meaning ascribed thereto in Section 4.1(r).

        (uu)"TAX" OR "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, fines, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, goods and services tax
            (GST), land transfer tax, property, sales, provincial sales tax, use, capital stock, payroll, employment, social security, workers' compensation, unemployment insurance or compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges that are or have been (a) imposed, assessed or collected by or under authority of any Governmental Authority, or
            (b) payable pursuant to any tax sharing agreement or similar contract and all unemployment insurance, health insurance and Canadian, Ontario and other government pension plan premiums.

        (vv)"TAX RETURNS" has the meaning ascribed thereto in Section 4.1(t).

        (ww)"UNRESOLVED  CLAIM"  has the  meaning  ascribed  thereto  in Section
            11.5.

        (xx)"WORKING CAPITAL ADVANCES" means the aggregate of: (i) the aggregate of all amounts advanced or expended by Focus or the
            Purchaser to or for the benefit of the Vendors pursuant to the provisions of Section 5.10 other than Liability Advances and Asset Advances; (ii) all amounts expended by Focus or the Purchaser (or advanced by Focus or the Purchaser to the Vendors) with respect to expenses for the EPC Tradeshow including, without limitation, registration, travel and freight, being approximately Cdn. $80,000;
            (iii) U.S. $45,000 with
            respect to legal fees and disbursements for the Vendors; (iv) U.S. $26,100 with respect to insurance premiums; (v) U.S. $45,704 with respect to premises rent; and (vi) compensation for a Vice-President, Sales responsible for the Business.

        (yy)"YEH/AMODEI  SECURITY AGREEMENT" has the meaning ascribed thereto in
            Section 5.9.

1.2 HEADINGS, SECTIONS. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Exhibits and Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the term "INCLUDE" shall in all cases mean "INCLUDE, WITHOUT LIMITATION,". Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of a party shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities made by, any other party pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by the investigating party, and consummation of the transactions contemplated herein by a party shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto.

1.3 SCHEDULES. The following are the Schedules attached to and incorporated in this Agreement by reference and are deemed to be an integral part hereof:

            Schedule 1.1(l)         Earnout Security Agreement
            Schedule 2.1(a)         Inventory
            Schedule 2.1(b)         Receivables
            Schedule 2.1(c)         Prepaid Expenses
            Schedule 2.1(d)         Fixed Assets
            Schedule 3.1            Calculation of Earnout Amount
            Schedule 4.1(l)(ii)     Proprietary Rights
            Schedule 4.1(m)         Agreements
            Schedule 4.1(o)         Licenses, Permits and Authorizations
            Schedule 4.1(p)         Companies' Warranties
            Schedule 4.1(r)         Related Parties
            Schedule 4.1(s)         Companies' Insurance Policies
            Schedule 4.1(t)         Taxes
            Schedule 4.1(u)         Industry Certifications
            Schedule 5.6            List of Key Employees
            Schedule 5.9            Investor Notes, Yeh/Amodei Security
                                    Agreement and First Intercreditor Agreement
            Schedule 5.10           Purchaser Note, Purchaser Security Agreement
                                    and Collateral Assignment of Patents
            Schedule 5.11           Second Intercreditor Agreement
            Schedule 6.1(d)         Form of Warrants
            Schedule 7.2(e)         Opinion of Counsel to the Companies
            Schedule 7.3(d)         Opinion of Counsel to the Purchaser

                          ARTICLE 2 - PURCHASE AND SALE

2.1 AGREEMENT OF PURCHASE AND SALE. Subject to the terms and conditions hereof, at the Closing, the Vendors shall sell, assign, convey, transfer and deliver to the Purchaser and the Purchaser shall purchase from the Vendors all right, title and interest of the Vendors in and to the following assets (the "PURCHASED ASSETS"):

         (a) all of the packaging, supplies, raw materials, work in progress, finished goods inventories, components and repair and replacement parts used in the Business as at Closing as listed on SCHEDULE 2.1(a) (the "INVENTORY");

         (b) all notes and accounts receivable and other receivables of any kind relating to the Business as at Closing as listed on
                  SCHEDULE 2.1(b) (the "RECEIVABLES");

         (c) all prepaid expenses and deposits relating to the Business as at Closing, including, without limitation, all prepaid taxes and water rates, all prepaid purchases of gas, oil and hydro, and all prepaid lease payments as at Closing as listed on
                  SCHEDULE 2.1(c) (the "PREPAID EXPENSES");

         (d) all of the fixed assets, machinery, manufacturing equipment, laboratory and testing equipment, demonstration instruments and equipment, office equipment, furniture and motor vehicles used in the Business, as at Closing as listed on SCHEDULE 2.1(d) but, for greater certainty, excluding all equipment used by the Vendors pursuant to capital leases (the "FIXED ASSETS");

         (e) all Proprietary Rights, as defined in Section 4.1, owned or licensed in connection with the Business to the extent transferable by the Companies;

         (f) all of the books and records directly related to the Products, the Business and the Purchased Assets, including, but not limited to, customer and supplier lists and records, account histories, sales and pricing information, records relating to marketing programs and training programs, and manufacturing and quality control records ("BOOKS AND RECORDS");

         (g) the purchase and sales orders and commitments issued to and the purchase and sales orders and commitments (or the portions thereof) issued by either Vendor related to the Products, the Purchased Assets, or the Business which the Purchaser, in its sole discretion, assumes on Closing (the "COMMITMENTS");

         (h) the leases, capital leases, contracts, agreements and commitments related to the Products, the Purchased Assets or the Business to the extent transferable, which the Purchaser, in its sole discretion, assumes on Closing (the "CONTRACTS" and, together with the Commitments, the "ASSIGNED CONTRACTS");

         (i) all of the sales literature, brochures, training manuals and related materials and advertising and promotional materials that are related to the Products, the Purchased Assets and the Business ("SALES MATERIALS");

         (j) all goodwill of the Companies and information and documents relevant thereto, including, without limitation, lists of customers and suppliers, phone numbers, web sites, e-mail addresses, credit information, research materials and development files ("GOODWILL");

         (k) all registrations, permits, licenses, or approvals of any nature, or grandfathered practices or other authorizations related to the Products, the Purchased Assets or the Business to the extent transferable of which the Purchaser, in its sole discretion, requests transfer ("LICENCES");

         (l) The listings of Inventory, Receivables, Prepaid Expenses and Fixed Assets on SCHEDULES 2.1(a), (b), (c) and (d), respectively, are current as of the dates specified thereon. Ten Business Days prior to Closing, lists of Inventory, Receivables, Prepaid Expenses and Fixed Assets as of such date shall be delivered to the Purchaser. On Closing, lists of Inventory, Receivables, Prepaid Expenses and Fixed Assets as of the Closing Date shall be attached hereto, as SCHEDULES 2.1(a), (b), (c) and (d), respectively, and shall include, without limitation, all Inventory and Fixed Assets purchased by the Vendors with the Asset Advances and all of the provisions of this Agreement shall apply thereto.

2.2 TRANSFER OF TITLE TO THE PURCHASED ASSETS. The sale and delivery by the Vendors of the Purchased Assets shall be made at the Closing, upon payment of the Initial Payment by the Purchaser, by such bills of sale, assignments, licenses, endorsements and other appropriate instruments of transfer as shall be necessary to vest in the Purchaser, as of the Closing Date, all right, title and interest of the Vendors in and to the Purchased Assets, free and clear of all Liens.

2.3 TRANSFER OF CONTRACTS. Nothing in this Agreement shall be construed as an attempt to assign any Purchased Asset which is by its terms or by Law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by the Vendors would, as a matter of Law, pass to the Purchaser as an incident of the assignments provided for by this Agreement. In the event (a) any Purchased Asset either does not permit or expressly prohibits the assignment by the Vendors of their rights and obligations thereunder, (b) the Vendors have not obtained the necessary written consents to an assignment from all parties to any Purchased Asset prior to the Closing, or (c) direct assumption of any Purchased Asset is not practical, the Purchaser shall hold the Vendors harmless with respect to all obligations of the Vendors payable and performable after the Closing Date in connection with such Purchased Asset and the Vendors shall hold the benefits and privileges of such Purchased Asset arising after the Closing Date in trust for the Purchaser and cooperate with the Purchaser in any reasonable arrangement designed to provide for the Purchaser the benefits with respect to such Purchased Asset. Such arrangements shall include, but not be limited to, the appointment of the Purchaser as attorney in fact for the Vendors.

2.4     COMPANIES'   LIABILITIES.   The   Companies   shall  retain  and  remain
        responsible for all of the Companies' Liabilities, including:

         (a)      all Liabilities of the Companies for borrowed money;

         (b) all Tax Liabilities of the Companies (including claims not yet filed);

         (c) all general liability claims, including, without limitation, product liability, personal injury or property damage claims in respect of pre-Closing acts or omissions of the Companies or any predecessor or Affiliate of the Companies;

         (d) all Liabilities relating to any litigation involving the Companies;

         (e)      all environmental Liabilities of the Companies;

         (f) all labour relations, employee related and employee benefit Liabilities of the Companies;

         (g) all accounts payable and accrued expenses of the Companies related to the Products, the Purchased Assets or the Business and which arise or relate to the period prior to the Closing Date;

         (h) all Liabilities associated with Products sold prior to the Closing Date, including, without limitation, and except as provided in Section 5.8, all warranty repair or replacement obligations of the Companies with respect to such Products;

         (i) any Liabilities resulting from the operation of the Business by the Companies on or prior to the Closing Date; and

         (j) any suits, actions or claims which arise or relate to the period prior to the Closing Date alleging infringement by the Companies of Proprietary Rights held by others.

                           ARTICLE 3 - PURCHASE PRICE

3.1 PURCHASE PRICE. The aggregate purchase price for the Purchased Assets shall be equal to the aggregate of US$1,000,000 (less the amount of Liability Advances as at Closing together with interest thereon to Closing as provided in the Purchaser Note) (the "INITIAL PAYMENT") and the earnout amount (the "EARNOUT AMOUNT"), calculated and paid pursuant to SCHEDULE 3.1 hereof (collectively, the "PURCHASE PRICE").

3.2 PAYMENT OF THE PURCHASE PRICE AND SECURITY. At the Closing, the Purchaser shall pay to the Vendors the Initial Payment (allocated between the Vendors as specified by them in writing). The Earnout Amount shall be paid in accordance with the terms of SCHEDULE 3.1 hereof (allocated between the Vendors as specified by them in writing). As security for the Earnout Amount, the Purchaser at Closing shall deliver to the Vendors the Earnout Security Agreement. The Vendors hereby acknowledge that Focus is not providing any guarantee or security with respect to the Purchase Price.

3.3 ALLOCATION OF PURCHASE PRICE. The Purchaser shall allocate the Purchase Price among the Purchased Assets covered by this Agreement as follows:

         Inventory                  the lesser of fair market  value and cost of
                                    the   Inventory,   as  agreed   between  the
                                    Companies and the Purchaser prior to Closing

         Receivables                the net book value of  Receivables  less any
                                    allowance    therefor   as   determined   in
                                    accordance with GAAP

         Prepaid Expenses           the face amount of the Prepaid Expenses

         Fixed Assets               the lesser of fair market value and net book
                                    value of the Fixed Assets, as agreed between the Companies and the Purchaser prior to Closing

         Proprietary Rights         $1

         Books and Records          $1

         Commitments                $1

         Contracts                  $1

         Sales Materials            $1

         Goodwill                   $1

         Licences                   $1

         To the extent the aggregate of the amounts calculated  pursuant to this
         Section 3.3 is in excess of $1,000,000, the Parties agree that the portion of the Purchase Price allocated to Fixed Assets shall be reduced by the amount of such excess.

         To the extent that the aggregate of the amounts calculated  pursuant to
         Section 3.3 is less than $1,000,000 and the Purchaser waives the conditions contained in subsection 6.2(k), the Parties agree that the portion of the Purchase Price allocated to Goodwill shall be increased by such shortfall.

         The Purchaser acknowledges that the amount of the Initial Payment shall not be affected by the allocation determined pursuant to subsections
         3.3 and 3.4.

3.4 DETERMINATION OF ALLOCATION. The listings of Inventory, Receivables and Fixed Assets to be attached hereto pursuant to section 2.1 hereof as SCHEDULES 2.1(a), (b) and (d), respectively, shall specify, on an item-by-item basis, the amount to be allocated thereto, calculated as specified in Section 3.3.

         If the Purchaser disagrees with such allocations, within 30 days of the Closing, such dispute shall be submitted for determination to an independent firm of chartered accountants, mutually agreed to by the Vendors and Purchaser, failing such agreement, to Ernst & Young LLP. Such determination shall be final and binding on the Parties. Each of the Vendor and Purchaser shall bear the costs of its respective accountants and other advisors and the costs of the independent firm of chartered accountants shall be borne equally between the Vendors and the Purchaser.

3.5 FILINGS. Each party shall file in mutually agreeable form all returns and elections required or desirable under the Internal Revenue Code of 1986, as amended (the "CODE") in a manner consistent with foregoing allocation of the Purchase Price.

3.6 IRREVOCABLE DIRECTION. The Vendors hereby irrevocably direct the Purchaser to pay, out of the Earnout Amount, pursuant to and in accordance with SCHEDULE 3.1 at the time the Earnout Amount shall become payable, the amounts to Mr. Charles M. Leighton and the amounts to Mr. Gene Weiner specified in
         SCHEDULE 3.1 and to pay the remainder of the Earnout Amount, if any, to the Vendors (allocated between the Vendors as specified by them in writing).

                   ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.1 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES. The Vendors hereby jointly and severally represent and warrant to the Purchaser, as of the date hereof (except as set forth below) and as of the Closing Date, and acknowledges that the Purchaser is relying on same for purposes of completing this transaction, as follows:

         (a) ORGANIZATION, STANDING AND QUALIFICATION. Each of the Vendors shall be, at Closing, a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Vendors shall, at Closing (i) have full right, power and authority to carry on the Business as now being conducted and to own or lease and operate its properties as and in the places where the Business is now conducted, and (ii) be duly qualified, licensed and authorized to do business and in good standing in each jurisdiction where the nature of the activities conducted by it or the character of the properties owned, leased or operated by it in connection with the Business require such qualification, licensing or authorization.

         (b) AUTHORITY. Each of the Vendors has full corporate power and authority to enter into and deliver this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby (collectively, the "ANCILLARY DOCUMENTS") to which either Vendor is a party, and to carry out the transactions contemplated hereby and thereby. Each of the Vendors has properly taken or shall have properly taken by the Closing Date all corporate action required to be taken by it with respect to the execution and delivery of this Agreement and each of the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby.

         (c) EXECUTION AND DELIVERY. This Agreement and each Ancillary Document to which either of the Vendors is a party has been duly authorized, executed and delivered by either Vendor and constitutes a legal, valid and binding obligation of the Vendors, enforceable against such Vendor in accordance with its respective terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect affecting creditors' rights generally or by general principles of equity.

         (d) NO CONFLICTS. The execution, delivery and performance by the Companies of this Agreement and each of the Ancillary Documents to which either Vendor is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in the breach of any material term, condition or provision of, or, to the best of the Companies' Knowledge, require the consent of any Person under, or give rise to the right to accelerate or terminate, or result in the creation or right to create any Lien upon the Purchased Assets under, (i) any Law to which either Vendor or any of its assets or properties is subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Authority to which either Vendor is subject, (iii) any of the Companies' Organizational Documents or (iv) any license, agreement, commitment or other instrument or document to which either Vendor is a party or by which either Vendor or any of its assets or properties is otherwise bound. To the best of the Companies' Knowledge, no authorization, approval or consent of, release from, and no registration or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any Ancillary Document by the Vendor or Industrial.

         (e) FINANCIAL STATEMENTS. The Companies have previously delivered to the Purchaser true and correct copies of: (i) the audited financial statements for the years ended March 31, 1998, 1997 and 1996; and (ii) the unaudited financial statements of the Companies to March 31, 1999 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared from and are consistent with the books, records and accounts of the Companies, have been prepared in accordance with generally accepted accounting principles used in the United States ("GAAP"), consistently applied throughout the periods indicated (subject, in the case of the interim financial statements, to normal year-end adjustments and information which would normally be contained in footnotes to financial statements) and fairly present, as of the dates and for the periods referred to therein, the Companies' consolidated financial position and results of operations. The books and records of the Companies accurately record all material transactions during the periods covered by the annual Financial Statements, the interim financial statements and since March 31, 1998.

         (f) ABSENCE OF UNDISCLOSED LIABILITIES. Since March 31, 1999, the Companies have not incurred any Liabilities except in the ordinary course of business.

         (g) ABSENCE OF CHANGES. Since March 31, 1999, the Companies have carried on the Business in the ordinary course in substantially the same manner as heretofore conducted and have: (i) not sold or disposed of any of the Purchased Assets, except sales or dispositions of Inventory in the ordinary course of business;
               (ii) preserved and maintained the Proprietary Rights and other intangible assets related to the Business; (iii) performed in all material respects all of the Companies' obligations under the Material Agreements as defined in this Section 4.1; and (iv) performed all obligations with respect to all employees of the Vendor. Since March 31, 1999, there has not been any damage, destruction or other casualty loss to or forfeiture of any of the Purchased Assets (whether or not covered by insurance) which would be material to the Business taken as a whole.

         (h) TITLE TO ASSETS. At Closing, the Purchased Assets shall be free and clear of all Liens other than the Liens to be created by the Purchaser Security Agreement. The Purchased Assets constitute substantially all the assets used in or necessary to the conduct of the Business as presently conducted.

         (i) RECEIVABLES. All of the Receivables of the Business, including those arising since March 31, 1999, with respect to the Business, to the best of the Companies'

               Knowledge, are bona fide, are not subject to any rights of set-off and have arisen or were acquired in the ordinary course of business and in a manner consistent with the regular credit practices of the Business; (ii) the provisions for doubtful accounts reserved on the books of the Business since March 31, 1999, have been determined in good faith and in accordance with GAAP; and (iii) since March 31, 1999, the Companies have not canceled, reduced, discounted, credited or rebated or agreed to cancel, reduce, discount, credit or rebate, in whole or in part, any Receivables except in the ordinary course of business.
               SCHEDULE 2.1(b) is a complete list of all Receivables as at the date thereof.

         (j) INVENTORY. (i) The Inventory was acquired in the ordinary course of business and in a manner consistent with the regular inventory practices of the Business; (ii) the Inventory consists solely of quantities and qualities usable, salable and merchantable by the Business in the ordinary course of business, free from material defect, and is maintained at normal levels consistent with business needs; (iii) the Companies have not received any notice, and have no reason to believe, that any customer could claim any right to return any material amount of the Products sold by either Company for credit or refund pursuant to any agreement, understanding or practice; (iv) no Inventory is now stored with a bailee, warehouseman or similar party; and (v) except as specified on SCHEDULE 2.1(a), no Inventory is held by the Business on consignment from other Persons or is held by other Persons on consignment from the Business. SCHEDULE 2.1(a) is a complete list of all Inventory as at the date thereof. At least 80% of all Inventory (based on the cost thereof on the books of the Vendors) is located at 847 Rogers Street, Lowell, Massachusetts.

         (k) TANGIBLE ASSETS. To the best of the Companies' Knowledge, the tangible property owned or leased by the Companies in connection with the Business (other than buildings, structures and facilities) (i) is in good operating condition and repair, reasonable wear and tear excepted if consistent with age; (ii) is fit for its intended purpose and usable in the ordinary course of business; and (iii) conforms in all material respects to all applicable Laws relating to its use or operation. SCHEDULE 2.1(c) is a complete list of all Fixed Assets as at the date thereof.

         (l)   PROPRIETARY RIGHTS.

         i) The Companies own or possess licenses or other rights to use all trademarks, trade and business names, service marks, service names, copyrights, patents, processes, methods of production, trade secrets, know-how, technologies and inventions (whether or not patentable), including all rights therein provided by international treaties or conventions (collectively, "PROPRIETARY RIGHTS"), that are applicable to the conduct of the Business as currently conducted.

                  ii) SCHEDULE 4.1(l)(ii) sets forth a true and complete list of all trademarks, trade and business names, service marks, service names, copyrights and patents included in the Proprietary Rights used in the Business (identifying which are owned and which are licensed), including all registrations or applications for registration thereof and all agreements relating thereto.

                  iii) To the best of the Companies' Knowledge, the Companies are not required to pay any royalty, license fee or similar compensation in connection with the use of any of the Proprietary Rights in the conduct of the Business.

                  iv) To the best of the Companies' Knowledge, the Companies have not, in the conduct of the Business, interfered with, infringed upon, misappropriated or otherwise come into conflict with the intellectual property rights of any other Person or committed any acts of unfair competition and no claims have been asserted by any Person alleging such interference, infringement, misappropriation, conflict or act of unfair competition.

                  v) To the best of the Companies' Knowledge, no Person is infringing upon any of the Proprietary Rights used in the Business, and the Companies have not notified any Person that it believes that such Person is interfering with, infringing, misappropriating or otherwise acting in conflict with any of such Proprietary Rights or engaging in any act of unfair competition.

                  vi) To the best of the Companies' Knowledge, there are no Proprietary Rights that have been developed by any consultant or employee of the Business that have not been transferred to, or are not owned free and clear of any Liens by, the Companies.

                  vii) To the best of the Companies' Knowledge, the Companies have taken reasonable and practicable steps (including, without limitation, entering into confidentiality and nondisclosure agreements with all officers, directors and employees of and consultants to the Companies with access to or knowledge of the Proprietary Rights used in the Business) designed to safeguard and maintain the secrecy, confidentiality and proprietary nature of the Proprietary Rights used in the Business.

                  viii) To the best of the Companies' Knowledge, the Companies have taken (or has ensured that the owner thereof has taken) all necessary action in all appropriate jurisdictions to register and maintain the registration of all of the Proprietary Rights used in the Business that may be registered.

         (m) AGREEMENTS. SCHEDULE 4.1(m) lists all leases, contracts, agreements and commitments related to the Products, the Purchased Assets or the Business to which the Companies are a party or by which the Companies are bound and which involve the payment or receipt of sums in excess of US $5,000 per year in the aggregate (the "MATERIAL AGREEMENTS"). With respect to each of the Material Agreements which is an Assigned Contract: (i) a true and correct copy, or if a copy is not available, a summary thereof, has been delivered to the Purchaser; (ii) each is in full force and effect, without breach or default by the Vendor or Industrial, or, to the best of the Companies'

               Knowledge, any other party thereto; (iii) to the best of the Companies' Knowledge, each is valid and legally binding against the Vendor and/or Industrial and, to the best of the Companies' Knowledge, the other parties thereto; (iv) to the best of the Companies' Knowledge, there are no unresolved disputes with respect to any of them; and (v) to the best of the Companies' Knowledge, no notice has been received regarding termination of any of them.

         (n) LITIGATION. There is no claim, legal action, suit, arbitration or other proceeding pending against or relating to either Vendor and involving the Business or any of the Purchased Assets. As of the Closing Date, neither the Vendor, the Business nor any of the Purchased Assets shall be subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority.

         (o) COMPLIANCE WITH LAWS. To the best of the Companies' Knowledge, the Companies have obtained all material licenses, permits and other authorizations from all applicable Governmental Authorities necessary for the conduct of the Business as currently conducted.
               SCHEDULE 4.1(o) hereto sets forth a true and complete list of all such licenses, permits and other authorizations obtained by the Companies, each of which is in full force and effect. The Companies are in material compliance, and have complied, with all Laws applicable to the Business and the Purchased Assets and has not received any notice of any violation thereof.

         (p) PRODUCTS AND WARRANTIES. The Products conform in all material respects to all literature, product descriptions or other written material of the Companies, and any warranties granted by the Companies therewith. Set forth as SCHEDULE 4.1(p) are copies of the Companies' warranties for the Products sold in the past five years and a written statement describing customer service policies and any recurring warranty problems for the Products. The Companies do not have any outstanding contracts or proposals for the Products which depart from the warranties and customer service policies and practices described in such written warranties and customer service policies.

         (q) ENVIRONMENTAL MATTERS. To the best of the Companies' Knowledge, the Companies' operation of the Business is in material compliance with all applicable Laws relating to hazardous substances, wastes, discharges, emissions, disposals, dumping, burial or other forms of pollution, and the Companies have received no written notice of any violation or alleged violation thereof in connection with the operation of the Business. The Companies have obtained all material environmental, health and safety permits required by any Governmental Authority for the operation of the Business as currently conducted and has complied with all of the terms and conditions of all such permits.

         (r) RELATED PARTY TRANSACTIONS. Except as set forth on SCHEDULE 4.1(r), no Related Party is directly or indirectly a party to any contract or other arrangement (whether written or oral) with either Vendor providing for services (other than as an employee of the Companies), products, goods or supplies, rental of personal property, or otherwise requiring payments from or to the Companies with respect to the Business. For purposes hereof, the term "RELATED PARTY" shall mean a director or officer of either Vendor or any member of his immediate family or any corporation, partnership, other business entity or trust in which he or any member of his immediate family has greater than a ten percent (10%) interest, or of which he or any member of his immediate family is an officer, director, general partner or trustee.

         (s) INSURANCE. SCHEDULE 4.1(s) sets forth, as of the date hereof (and to be updated as of the Closing Date to reflect any changes), the Vendors' currently effective insurance policies with respect to the Purchased Assets and the Business (including property, casualty, liability (general, products and directors' and officers' and workers' compensation) listing for each policy the identity of the insurance carrier, the policy period, the limits and retentions and any special exclusions. Such policies are currently in full force and effect and neither Vendor has received any notice of termination on the part of the insurance carriers. The Purchased Assets are insured with respect to loss due to fire and other risks.

         (t) TAXES. Except as set forth in SCHEDULE 4.1(t), the Companies have filed when due (taking into account permitted extensions) with the appropriate Governmental Authorities all tax returns, estimates and reports required to be filed in respect of the Business or the Purchased Assets ("TAX RETURNS"), all of which Tax Returns are true and complete. Except as set forth in
               SCHEDULE 4.1(t), the Companies have fully reported and has fully paid when due and will continue to report and pay when due all federal, state, and local Taxes of every kind, nature and description that are due and payable or accrued with respect to the Business. The Companies have all documentation (including exemption certificates from customers) necessary to support the exemptions, deductions or special Tax rates claimed on its Tax Returns for sales/use, excise or similar gross receipt Taxes.

         (u) INDUSTRY CERTIFICATIONS. Set forth on SCHEDULE 4.1(u) is a list of all safety, manufacturing, quality and similar certifications and approvals with respect to the Business and each of the products manufactured, assembled, distributed or sold by either Vendor in connection with the Business, and processes relating thereto, which are currently in effect (collectively, the "INDUSTRY CERTIFICATIONS"). Each of the Industry Certifications is validly issued and in full force and effect. The Companies and each of the products manufactured, assembled, distributed or sold by the Vendors with respect to the Business, and processes relating thereto, are in full compliance with the terms and requirements of any Industry Certification applicable thereto.

         (v) NO YEAR 2000 PROBLEM. To the best of the Companies' Knowledge, none of the computer software used by the Vendors, or licensed by the Vendors to any third party, in connection with the Business, and none of the computer software or hardware in any of the Products, contains any date fields or codes which could cause such computer software or hardware to fail to perform any of its intended functions in a proper manner in connection with the date change occurring on January 1, 2000. To the best of the Companies' Knowledge, such computer hardware and software is capable of correctly processing all dates, whether such dates are in the twentieth century, the twenty-first century or otherwise, and, without limiting the generality of the foregoing, can,

                  i) manage and manipulate data involving dates, including single century formulas, and will not cause abnormal abend or abort with the application or result in the generation of incorrect values or invalid output involving such dates,

                  ii)      provide   that  all   date-related   user   interface
                           functionalities   and   data   fields   include   the
                           indication of the correct and intended century,

                  iii)     provide    that   all    date-related    systems   or
                           application-to-application       data       interface
                           functionalities will include the indication of the correct and intended century to the extent that sending or receiving systems or applications can send or receive such information correctly, and

                  iv) can recognize the year 2000 as a leap year for all data processing purposes.

         (w) BROKERAGE FEES. Other than Charles M. Leighton and Gene Weiner, the fees of each of whom shall be paid by the Vendors in the manner described in Section 3.6, the Vendors have not engaged or authorized any broker, investment banker or other Person to act on its behalf, directly or indirectly, as a broker or finder who might be entitled to a fee, commission or other remuneration in connection with the transactions contemplated by this Agreement. The fees payable to Charles M. Leighton as described in SCHEDULE
               3.1 shall be paid directly to him by the Purchaser from the Earnout Amount in the manner described in Section 3.6.

4.2 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser hereby represents and warrants to the Vendors, as of the date hereof and as of the Closing Date, and acknowledges that the Vendors are relying on same for purposes of completing this transaction, as follows:

         (a) ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) AUTHORITY. The Purchaser has full corporate power and authority to enter into this Agreement and each of the Ancillary Documents to which the Purchaser is a party, and to carry out the transactions contemplated hereby and thereby. The Purchaser has properly taken all corporate action required to be taken by the Purchaser with respect to the execution and delivery of this Agreement and each of the Ancillary Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby.

         (c) EXECUTION AND DELIVERY. This Agreement and each of the Ancillary Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other similar Laws affecting creditors' rights generally or by general principles of equity.

         (d) NO CONFLICTS. The execution, delivery and performance by the Purchaser of this Agreement and each of the Ancillary
                  Documents to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any Person under, (i) any Law to which the Purchaser is subject, (ii) any judgment, order, writ, injunction, decree or award of any Governmental Authority to which the Purchaser is subject, (iii) any of the Purchaser's Organizational Documents or (iv) any license, agreement, commitment or other instrument or document to which the Purchaser is a party or by which the Purchaser is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any Governmental Authority is required in connection with the execution, delivery or performance by the Purchaser of this Agreement or any of the Ancillary Documents to which the Purchaser is a party.

         (e) LITIGATION. There is no claim, legal action, suit, arbitration or other proceeding pending, or to the best of the Purchaser's knowledge, threatened against or relating to the Purchaser which, if adversely determined, would have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or any of the Ancillary
                  Documents  to  which  the  Purchaser  is  a  party,  or  would otherwise prevent, hinder or delay consummation of the transactions contemplated herein or therein.

                          ARTICLE 5 - CERTAIN COVENANTS

5.1 CONDUCT OF VENDOR PENDING THE CLOSING. Each of the Vendors covenants and agrees that, prior to the Closing, except as contemplated by this Agreement, it shall:

         (a) conduct the Business in the usual, regular and ordinary course consistent with the representations and warranties made in
                  Section 4.1 and prior to Closing, shall not sell or dispose of any of the Purchased Assets or terminate any of the Assigned Contracts;

         (b) use its best efforts to maintain and preserve its business organization and its relationships with customers, suppliers, distributors, agents and others having business dealings with the Business and retain the services of its officers and employees with respect to the Business; and

         (c) promptly advise the Purchaser if at any time following the date hereof but prior to Closing: (i) any warrants or options with respect to the shares of the Companies have been exercised and the aggregate number of shares into which such warrants and/or options are exercisable exceeds 5% of the number of shares outstanding prior to execution of this Agreement, and (ii) any such warrants or options are exercised subsequent to the exercise described in (i).

5.2 NO SOLICITATION. Neither Vendor shall, directly or indirectly, initiate contact with, solicit, encourage or participate in any way in discussions or negotiations with, or provide any information or assistance to, any Person (other than the Purchaser) concerning any acquisition of the Business or the Purchased Assets. The Vendors shall promptly communicate to the Purchaser the terms of any proposal or contact that either Vendor receives in respect of any such transaction.

5.3 REASONABLE EFFORTS; FURTHER ASSURANCES. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take or cause to be taken all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using reasonable efforts to (a) obtain all consents, releases or approvals referred to in Section 6.2(d), and (b) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 6. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the Companies and the Purchaser shall take such further action without additional consideration.

5.4      ACCESS AND INFORMATION.

         (a)      Prior  to the  Closing,  the  Companies  shall  afford  to the
                  Purchaser and its accountants, counsel and other representatives full access upon reasonable prior notice and during normal business hours to all of the properties, books, accounts, records, contracts, and personnel relating to the Business and, during such period, each of the Vendors shall, and shall cause its accountants, counsel and other representatives to, furnish promptly to the Purchaser and its representatives all information concerning the Business as the Purchaser or its representatives may reasonably request.

         (b) After the Closing, the Purchaser shall afford to the Vendors and their accountants, counsel and other representatives access to the books, records and personnel of the Purchaser with respect to matters relating to the Business prior to the Closing Date to the extent that the Vendors have a reasonable need for the same (e.g., for Tax purposes or for purposes of defending claims) and provided that such access does not unreasonably interfere with the operations of the Business.

5.5 NOTIFICATION OF CERTAIN MATTERS. Each of the parties shall promptly notify the other parties in writing:


         (a) if, subsequent to the date of this Agreement and prior to the Closing Date, it becomes aware of the occurrence of any event or the existence of any fact that renders any of the representations and warranties made in Section 4.1 or 4.2 inaccurate or untrue in any respect;

         (b) of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; or

         (c) of any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby.

5.6 EMPLOYMENT AGREEMENTS. Contemporaneously with the execution of this Agreement, the Purchaser shall enter into employment agreements or consulting agreements (as specified on Schedule 5.6) with each of the employees of the Vendors listed on Schedule 5.6 (other than Wim van de Kerkof) on terms satisfactory to the Purchaser (collectively, the "Employment Agreements").

5.7 PUBLIC ANNOUNCEMENTS. No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto; provided, however, that nothing herein will prohibit any party from issuing or causing the publication of any such press release or public announcement to the extent that such party is advised by its legal counsel that such action is required by law, in which case the party making such determination will use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

5.8 WARRANTY FULFILLMENT. After the Closing, to the extent that the Companies refuse or are unable to fulfill the obligations of the Companies under any outstanding warranties with respect to Products sold by the Vendors prior to the Closing Date, the Purchaser shall have the right, but not the obligation, to fulfill such obligations on behalf of the Companies at the Purchaser's expense.

5.9 LOANS BY DR. YEH AND DR. AMODEI. Contemporaneously with the execution of this Agreement: (a) Dr. Hsuan Yeh and Dr. Juan Amodei (the "INVESTORS") shall make term loans in the amount of U.S.$300,000 (U.S. $200,000 from Dr. Yeh and U.S. $100,000 from Dr. Amodei) to the
         Purchaser evidenced by promissory notes (the "YEH/AMODEI NOTES") attached hereto as SCHEDULE 5.9 with interest payable at 10% per annum, with the interest payable semi-annually, and with the principal payable 3 years from the anniversary date of Closing, secured by a security agreement granted by the Purchaser and charging all assets of the Purchaser (the "YEH/AMODEI SECURITY AGREEMENT") attached hereto as
         SCHEDULE 5.9; and (b) Focus, the Investors and the Purchaser shall enter into an intercreditor agreement in the form attached hereto as
         SCHEDULE 5.9 (the "FIRST INTERCREDITOR AGREEMENT") providing that (i) the security interests granted by the Purchaser to Focus, and (ii) the security interests granted by the Purchaser to the Investors pursuant to the Yeh/Amodei Security Agreement shall rank pari passu and both such security interests shall be subordinate to any security interests granted by the Purchaser to one or more financial institutions from time to time. The First Intercreditor Agreement shall also provide that in the event that Focus guarantees any of the indebtedness of the Purchaser to one or more financial institutions and Focus subsequently makes a payment to such financial institution pursuant to such guarantee, Focus shall rank ahead of the security interests described in (i) and (ii) above to the extent of the amounts paid by Focus to such financial institutions.

5.10 LOAN BY PURCHASER. Contemporaneously with the execution of this Agreement and from time to time prior to Closing, the Purchaser may (but is under no obligation to do so) make a loan or loans to the Vendors upon the terms contained in the promissory note (the "PURCHASER NOTE") attached hereto as SCHEDULE 5.10 and secured by a security agreement granted by the Vendors and charging all assets of the Vendors together with a collateral assignment of patents (collectively, the "PURCHASER SECURITY AGREEMENT") attached hereto as SCHEDULE 5.10. Contemporaneously with the execution of this Agreement, counsel to the Vendors shall deliver to the Purchaser an opinion with respect to the creation of a valid security interest by the Purchaser Security
         Agreement and the enforceability of the Purchaser Note and the Purchaser Security Agreement. Contemporaneously with the execution of this Agreement, the Vendors shall obtain (i) an agreement from Dr. Yeh providing that his existing security against the Vendors applies only to the equipment listed on SCHEDULE 5.10; (ii) a release from Barry Levine with respect to all security and claims against the Vendors and a UCC-3 termination statement in respect of UCC registrations with respect to such security.

5.11 SECOND INTERCREDITOR AGREEMENT. Upon Closing, Focus, the Investors, the Purchaser and the Vendors shall enter into an intercreditor agreement in the form attached hereto as SCHEDULE 5.11 (the "SECOND INTERCREDITOR AGREEMENT") providing that (i) the security interests granted by the Purchaser to the Vendors pursuant to the Earnout Security Agreement shall rank ahead, to the extent of U.S. $1,000,000, of the security interests granted by the Purchaser to the Investors pursuant to the Yeh/Amodei Security Agreement and the security interests granted by the Purchaser to Focus, (ii) except for the priority described in (i), all of the security interests described in (i) shall rank pari passu, and
         (iii) all of the security interests in (i) shall rank subordinate to any security interests granted by the Purchaser to one or more financial institutions from time to time. The Second Intercreditor Agreement shall also provide that in the event that Focus guarantees any of the indebtedness of the Purchaser to one or more financial institutions and Focus subsequently makes a payment to such financial institution pursuant to such guarantee, Focus shall rank ahead of the security interests described in (i) above to the extent of the amounts paid by Focus to such financial institutions. Upon Closing, the Purchaser shall execute a collateral assignment of patents (in substantially the form attached hereto as SCHEDULE 5.10) in favour of the Investors as further security for the Investor Notes and in favour of the Vendors as further security for the Earnout Amount.

5.12 IMPRIMIS. Contemporaneously with the execution of this Agreement, the Vendors shall deliver to the Purchaser (i) a release by Imprimis of all claims, actions or demands it can, shall or may have against either of the Vendors, and (ii) a withdrawal by Imprimis Investors L.L.C. ("IMPRIMIS") and related parties which held shares and/or warrants in the Vendors of the judgment issued in the Supreme Court of the State of New York against Industrial.

5.13 ASSET ADVANCES. On Closing, indebtedness of the Vendors to the Purchaser equal to the aggregate amount of the Asset Advances shall be forgiven by the Purchaser.

5.14 PROXIES. Contemporaneously with the execution of this Agreement, the Purchaser shall have received irrevocable proxies approving the transaction contemplated by this Agreement executed by at least 70% of the shareholders of Industrial.

5.15 PATENTS. The Investors acknowledge and agree that they do not have any security interest in or encumbrance on the Proprietary Rights listed on
         SCHEDULE 4.1(l)(ii) and that they will take all steps and execute all documents necessary to confirm the foregoing and to remove any registrations with respect to security interests in any governmental office or recording system.

                        ARTICLE 6 - CONDITIONS TO CLOSING

6.1 CONDITIONS TO OBLIGATION OF THE VENDORS. The obligation of the Vendors to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by the Vendor):

         (a) the Purchaser shall have performed and complied in all material respects with all obligations and agreements required to be performed and complied with by it hereunder on or prior to the Closing Date (including, without limitation, those specified in Section 7.3);

         (b) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that (i) are qualified as to materiality, which shall be true and correct, and (ii) address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period);

         (c) no action, suit, claim or proceeding by or before any Governmental Authority shall be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions;

         (d) warrants in the form attached hereto as SCHEDULE 6.1(d) to purchase common shares in Focus shall be issued to the Investors expiring on the earlier of three years from Closing or the completion by Focus of an initial public offering, with an exercise price equal to the purchase price per share (the "Issue Price") paid by the equity investors who finance the acquisition contemplated by this Agreement. The number of warrants issuable will equal U.S. $60,000 ($20,000 to Dr. Amodei and $40,000 to Dr. Yeh) divided by the Issue Price; and

         (e) the shareholders of the Companies shall have approved the acquisition contemplated by this Agreement, in accordance with all applicable laws and regulations, including those governing proxy solicitation.

6.2 CONDITIONS TO OBLIGATION OF THE PURCHASER. The obligation of the Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the Closing of the following conditions (any of which may be waived in writing by the Purchaser):

         (a) each of the Vendors shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by it hereunder on or prior to the Closing (including, without limitation, those specified in Section 7.2);

         (b) the representations and warranties of the Companies contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (other than those representations and warranties that (i) are qualified as to materiality, which shall be true and correct, and (ii) address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period);

         (c) no action, suit, claim or proceeding by or before any Governmental Authority shall be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby or which otherwise questions the validity or legality of any such transactions;

         (d) the Companies shall have obtained on terms and conditions reasonably satisfactory to the Purchaser all consents, releases and approvals of third parties (including Governmental Authorities) that are required (i) for the consummation of the transactions contemplated hereby or (ii) in order to prevent a material breach of, a default under or a termination, material change in the terms or conditions or material modification of, any Material Agreement as a result of the consummation of the transactions contemplated;

         (e) the Purchaser shall be satisfied with its business, legal, and financial due diligence investigation and review of the Business;

         (f) the board of directors of the Purchaser shall have approved the acquisition contemplated by this Agreement;

         (g) the preliminary proxy statement of Industrial with respect to the transactions contemplated by this Agreement shall have been delivered to the Securities & Exchange Commission not later than 10 Business Days following the date hereof;

         (h) the Purchaser shall have received from the Dr. Yeh on Closing a standby letter of credit (the "LETTER OF CREDIT") from a financial institution approved by the Purchaser, in the amount of U.S.$300,000 on terms approved by the Purchaser, including but not limited to, that the Letter of Credit shall have a term of one year from Closing and may be drawn upon by the Purchaser in the event that the Purchaser presents to the issuing bank a certificate of a senior officer of the Purchaser certifying that the Purchaser has determined that it requires working capital in excess of U.S. $3,300,000; in the event that the Purchaser draws on the Letter of Credit each amount drawn shall be a loan to the Purchaser upon the same terms as set forth in Section 5.9 with the term of such loan being three years from the draw date and the Purchaser shall issue to Dr. Yeh a number of warrants (upon the same terms and conditions as contained in the warrants described in subsection 6.1 (d)) equal to U.S $1 divided by the Issue Price for each U.S. $5 drawn;

         (i)      the  Purchaser or Focus shall have  obtained  working  capital financing (equity or subordinated debt) in the minimum aggregate amount of U.S.$3,000,000 from a financial institution and/or investors, on terms satisfactory to the Purchaser; and

         (j) the value of the Purchased Assets (as determined pursuant to Sections 3.3 and 3.4) shall be a minimum of US$1,000,000 at Closing, such value to be determined by the Purchaser in accordance with GAAP and Section 3.4.

                               ARTICLE 7 - CLOSING

7.1 CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Gowling, Strathy & Henderson, at 10:00 a.m. on such date that is not earlier than the third Business Day following the later of (a) the date on which the Companies' shareholders formally approve the transactions contemplated by this Agreement, and (b) the date on which all of the conditions contained in Sections 6.01 and 6.02 have been satisfied or waived, or at such other place, at such other time or on such later date as the parties may mutually agree. The date on which the closing actually occurs is referred to herein as the "CLOSING DATE".

7.2 DELIVERIES BY THE VENDOR. Subject to the terms and conditions hereof, the Vendors shall deliver the following to the Purchaser at or before the Closing:

         (a) such bills of sale and assignments (including of rights to license and use Proprietary Rights); titles; releases; estoppel certificates; duly endorsed certificates of title to motor vehicles to be transferred; consents to the transfer or assignment of Assigned Contracts to the extent required by the terms of the Assigned Contracts; endorsements; and other good and sufficient instruments and documents of conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as shall be necessary and effective, as determined by the Purchaser and its counsel, to transfer and assign to, and vest in, the Purchaser all right, title and interest in and to the Purchased Assets, including, but not limited to, title in and to all of the Purchased Assets owned by the Vendors, leasehold interests in and to all of the leased Purchased Assets, all of the Vendors' rights under the Assigned Contracts, and all other rights or property interests of the Companies included in the Purchased Assets;

         (b) a certificate of the Secretary or Assistant Secretary of each Vendor attesting to (i) due authorization of the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by the Board of Directors of such Vendor, and (ii) the incumbency of the Vendors' officers executing this Agreement and the Ancillary Documents delivered by such Vendor hereunder;

         (c)      evidence   that  the  Vendors  have   obtained  on  terms  and
                  conditions reasonably satisfactory to the Purchaser all consents, releases and approvals of the shareholders of the Companies and of third parties (including Governmental Authorities) that are required (i) for the consummation of the transactions contemplated hereby or (ii) in order to prevent a material breach of, a default under or a termination, material change in the terms or conditions or material modification of, any Material Agreement as a result of the consummation of the transactions contemplated hereby;

         (d) a certificate of each Vendor, in form and substance reasonably satisfactory to the Purchaser, dated the Closing Date and signed by the President or a Vice President, certifying compliance with the conditions set forth in Sections 6.2(a) and 6.2(b);

         (e) an opinion of counsel to the Vendors, substantially in the form of SCHEDULE 7.2 (e).

7.3 ACTIONS OR DELIVERIES BY THE PURCHASER. Subject to the terms and conditions hereof, the Purchaser shall deliver the following to the Vendors at or before the Closing:

         (a)      the Initial Payment;

         (b) a certificate of the Secretary or Assistant Secretary of the Purchaser attesting to (i) due authorization of the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby by the Board of Directors of the Purchaser and (ii) the incumbency of the Persons executing this Agreement and the Ancillary Documents delivered by the Purchaser hereunder;

         (c) a certificate of the Purchaser, in form and substance reasonably satisfactory to the Vendors, dated the Closing Date and signed by the President or a Vice President of the Purchaser, certifying compliance with the conditions set forth in Sections 6.1(a) and 6.1(b)(i); and

         (d) an opinion of counsel to the Purchaser substantially in the form of SCHEDULE 7.3(d).

7.4 OTHER DOCUMENTS. The parties agree to execute and deliver on or before the Closing all other documents and certificates that are necessary or advisable in order to consummate the transactions contemplated hereby.

                     ARTICLE 8 - EXPENSES AND APPORTIONMENTS

8.1 APPORTIONMENTS. The parties shall apportion, on a per diem basis, between the Vendors and the Purchaser as of the close of business on the day immediately preceding the Closing Date amounts payable by the Vendors under the Assigned Contracts, including, but not limited to, leases of personal property.

8.2 TRANSFER TAXES. Any personal property transfer Taxes, documentary stamps, sales Taxes, goods and services Taxes and other Taxes, fees or charges imposed by any state, county, province, municipality or other Governmental Authority in connection with the sale, assignment, transfer and conveyance of any of the Purchased Assets by the Vendors to the Purchaser shall be paid by the Purchaser.

8.3 EXPENSES. Each of the Purchaser, the Vendors shall pay their own expenses, including, but not limited to, attorneys', accountants', financial advisors' and brokers' or finders' fees, incurred in connection with the transactions contemplated hereby.

                        ARTICLE 9 - RESTRICTIVE COVENANTS

9.1 NON-COMPETITION; NON-INTERFERENCE. The Companies agree that for a period of five years after the Closing Date, the Vendors shall not, and shall not permit any of their Affiliates to, either alone or in conjunction with any other Person:

         (a) own, manage, operate, provide financing to, or participate in the ownership, management, operation or control of, or provision of financing to, any business wherever located if such business (i) manufactures or sells any products or services in the field of applications of machine vision or
                  (ii) sells any products competitive with the Products; or

         (b) induce or attempt to induce any customer, supplier, licensee, licensor, distributor or other business relation of the Purchaser to cease doing business with the Purchaser with respect to the Business or the Products or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, distributor or business relation and the Purchaser with respect to the Business or the Products (including, without limitation, making any negative statements or communications about the Purchaser or the Products).

9.2 CONFIDENTIAL INFORMATION. From and after the Closing, the Vendors shall not use or disclose or permit any of its respective Affiliates to use or disclose to any Person any trade secrets, confidential information, know-how or other proprietary information it possesses relating to the Business or the Products and shall use its best efforts to prevent such use or disclosure.

9.3 CERTAIN ACKNOWLEDGMENTS. The Vendors specifically acknowledge and agree that the restrictions set forth herein are reasonable in scope and essential to the preservation of the value of the Purchased Assets and the Business after the Closing. The Vendors further acknowledge and agree that the remedy at law for any breach of the restrictions set forth herein will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damage. In the event that the provisions of this Section
         9.3 should ever be held by a court to exceed the restrictions permitted by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum restrictions permitted by law.

9.4 TOLLING. In the event of any breach by the Vendor of the covenants contained in Section 9.1 or 9.2, the running of the applicable period of restriction shall be automatically tolled and suspended for the duration of such breach, and shall automatically recommence when such breach is remedied in order that the Purchaser shall receive the full benefit of the Vendors' compliance with the covenants contained in Sections 9.1 and 9.2.

                            ARTICLE 10 - TERMINATION

10.1  TERMINATION.  This  Agreement  may be  terminated at any time prior to the
                    Closing:

         (a)      by mutual consent of the Purchaser and the Vendors; or

         (b) by either the Purchaser or the Vendors if the Closing shall not have been consummated on or before January 31, 2000 (provided that the terminating party is not otherwise in material breach of its obligations under this Agreement).

10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement shall thereafter become void (other than Sections 5.7 and 8.3, which shall survive any termination hereof) and there shall be no obligation on the part of any party hereto or their respective directors, officers, stockholders or agents, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the material breach by any other party of any covenant or agreement contained in this Agreement.

10.3 NON-COMPLETION FEE. Notwithstanding Section 10.2, if for any reason other than the fault solely of the Purchaser, the purchase by the Purchaser of the Purchased Assets at the Purchase Price is not completed or if a transaction is completed on or before March 16, 2000 pursuant to which the Purchased Assets or the shares of the Vendors are sold or a transaction is completed which has the same effect as such a sale of the Purchased Assets or the shares of the Vendors upon financial terms which are equivalent to or more favourable to the Vendors or its shareholders than the terms contained in this Agreement, then the Vendors jointly and severally agree to immediately pay or cause the party who purchases the Purchased Assets or any portion thereof or the shares of the Vendor to immediately pay to the Purchaser a non-completion fee of $125,000, which the parties agree is a reasonable estimate of costs incurred by Focus as a result of this transaction and which shall be secured by the Purchaser Security Agreement.

                          ARTICLE 11 - INDEMNIFICATION

11.1 INDEMNIFICATION BY THE COMPANIES. Subject to the terms of this Article 11, the Purchaser shall be indemnified and held harmless by the Companies from and against any Liability, loss, damage or expense, including, without limitation, reasonable legal and accountants' fees (collectively, "Losses"), suffered or incurred by the Purchaser which arise out of or result from:

         (a) any inaccuracy in or breach of any of the representations and warranties of the Vendors contained in Section 4.1; or

         (b) any breach by either Vendor of any covenant or agreement of such Vendor contained in this Agreement; or

         (c)      any Companies' Liabilities; or

         (d) the ownership or operation of the Business on or prior to the Closing Date, including without limitation, with respect to:

                  i) wages, salaries or benefits of employees, and for greater clarity, vacation and sick time shall be reconciled by either Vendor completely up to the Closing Date and all disability, benefits, insurance, pension and other funds or plans relating to such Vendor's employees shall be fully funded as of the Closing Date; and

                  ii) the termination of the employment of all of either Vendor's employees; or

         (e) any inaccuracy in any of the representations and warranties of the Vendors contained in subsections 4.1(d), (i) or (w) as if such representations and warranties had been made without reference therein to "to the best of the Companies' Knowledge".

11.2 INDEMNIFICATION BY THE PURCHASER. Subject to the terms of this Article 11, the Vendors shall be indemnified and held harmless by the Purchaser from and against any Losses suffered by the Vendors which arise out of or result from any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by the Purchaser in this Agreement.

11.3 METHOD OF ASSERTING THIRD PARTY CLAIMS. Promptly after the assertion by any third party of any claim, demand or notice against any Person that may be entitled to indemnification under this Article 11 with respect to such claim (the "INDEMNIFIED PARTY"), the Indemnified Party shall promptly notify the party from whom indemnification may be sought (the "INDEMNIFYING PARTY"), specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim) (the "CLAIM NOTICE"). Within twenty days after receipt of a Claim Notice (the "NOTICE PERIOD"), the Indemnifying Party may assume the defense of such claim; provided, however, that (i) the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party, (ii) the Indemnifying Party agrees in writing that it is liable to indemnify the Indemnified Party for all losses resulting from such Claim, and (iii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), enter into any settlement of a claim, consent to the entry of any judgment with respect to a claim or cease to defend a claim, if pursuant to or as a result of such settlement, consent or cessation, injunctive or other equitable relief shall be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities with respect to such claim, with prejudice. The Indemnified Party may participate in the defense of such claim with co-counsel of its choice; provided, however, that the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnified Party unless (A) the Indemnifying Party has agreed in writing to pay such fees and expenses, (B) the Indemnifying Party has failed to assume the defense and employ counsel as provided herein, or (C) a claim shall have been brought or asserted against the Indemnifying Party as well as the Indemnified Party, and the Indemnified Party shall have been advised in writing by outside counsel that there may be one or more factual or legal defenses available to it that are in conflict with those available to the Indemnifying Party, in which case such co-counsel shall be at the expense of the Indemnifying Party. If the Indemnifying Party does not assume the defense of such claim, the Indemnified Party may defend against the same in any manner that it reasonably deems appropriate.

11.4 METHOD OF ASSERTING DIRECT CLAIMS. In the event an Indemnified Party desires to assert a claim for indemnification against an Indemnifying Party that does not involve a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that it disputes such claim, the amount of Losses suffered or incurred by the Indemnified Party with respect to such claim shall be conclusively deemed a Liability of the Indemnifying Party hereunder.

11.5 SETOFF AGAINST EARNOUT PAYMENTS. The Purchaser shall be entitled to deduct from and set off against the Earnout Amount payable to the Vendors the amount of any Losses for which it is entitled to indemnification from the Companies under Section 11.1 and may hold in reserve out of any payments in respect of the Earnout Amount ("EARNOUT PAYMENT") otherwise due to the Vendors the Purchaser's reasonable estimate of Losses which may be incurred by the Purchaser with respect to any claim for which a Claim

         Notice has been given but which is not yet resolved at the time such Earnout Payment is due (an "UNRESOLVED CLAIM"). At such time as an Unresolved Claim is finally determined, the amount of any Losses for which the Purchaser is entitled to indemnification shall be set off against the Earnout Payments withheld (and any other Earnout Payments which remain unpaid, to the extent that the amount of such Losses exceeds the amount of Earnout Payments previously withheld) and retained by the Purchaser, and the balance, if any, of the amount withheld shall be promptly paid to the Vendors. The Purchaser shall promptly notify the Vendors of any setoff which the Purchaser intends to make against any Earnout Payments and of any amount which the Purchaser intends to hold in reserve with respect to any Unresolved Claims.

11.6 OTHER INDEMNIFICATION PAYMENTS. Except for any Losses which the Purchaser elects to set off against Earnout Payments pursuant to
         Section 11.5, all indemnified Losses shall be payable within thirty days after the Indemnified Party notifies the Indemnifying Party or Parties that such Losses have been suffered or incurred (including those relating to the on-going costs of defending third party claims in accordance with Section 11.3).

11.7 TAX TREATMENT OF INDEMNIFICATION PAYMENTS; SUBROGATION. Any indemnification payment made pursuant to this Article 11 shall be treated by the parties hereto as an adjustment to the Purchase Price for income tax purposes to the extent of the Purchase Price. Upon the payment in full of any claim, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against any Person or entity with respect to the subject matter of such claim.

11.8 SURVIVAL OF REPRESENTATIONS AND EARNOUT COVENANT. All of the representations and warranties contained in this Agreement shall survive for a period of two years following the Closing Date, except for (a) those contained in Sections 4.1(q) and 4.1(t), which shall survive until three months following the expiration of the statute of limitations applicable with respect to claims that constitute a breach of, or are the subject of, such representations and warranties, and (b) those contained in Section 4.1(h) or those fraudulently made, which shall survive indefinitely. In addition, the Purchaser's obligation to pay the Earnout Amount shall survive until the later of (i) the Earnout Payment Date or (ii) the date on which the Earnout Amount is fully paid. No claim for indemnification may be made under this Article 11 for breach of a representation or warranty unless a Claim Notice is given within the applicable survival period set forth herein.

11.9 FAILURE TO GIVE TIMELY NOTICE. Except as provided in Section 11.8, a failure by an Indemnified Party to give timely, complete or accurate notice as required under Sections 11.3 or 11.4 shall not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged or prejudiced as a result of such failure to give timely notice.

11.10 EXCLUSIVE REMEDY. The rights of the parties to indemnification under this Agreement or with respect to the transactions contemplated hereby shall be strictly limited to those contained in this Article 11, and such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith, except to the extent that the same shall have been the result of fraud.

                           ARTICLE 12 - MISCELLANEOUS

12.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (including delivery by courier service), transmitted by facsimile with receipt confirmed electronically, or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         (a)      if to the Purchaser, to:

                           Focus AOI, Inc.
                           101 Randall Drive
                           Waterloo, ON N2V 1C5
                           Attention:       David Chornaby
                           Facsimile:       (519) 746-6754

                  with a copy (which shall not constitute notice) to:

                           Gowling, Strathy & Henderson
                           1020 - 50 Queen Street North
                           Kitchener, Ontario
                           Canada N2H 6M2
                           Attention:       W. David Petras
                           Facsimile:       (519) 571-5006

         (b)      if to the Vendor, to:

                           AOI International, Inc.
                           847 Rogers Street
                           Lowell, Massachusetts, U.S.A. 01852
                           Attention:       Juan Amodei
                           Facsimile:       (978) 453-0661

                  with a copy (which shall not constitute notice) to:

                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                           Boston, Massachusetts
                           U.S.A. 02111
                           Attention:       Neil Aronson
                           Facsimile:       (617) 542-2241

          (c)      if to Industrial, to:

                           Industrial Imaging Corporation
                           847 Rogers Street
                           Lowell, Massachusetts, U.S.A. 01852
                           Attention:       Juan Amodei
                           Facsimile:       (978) 453-0661
                  with a copy (which shall not constitute notice) to:

                           Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                           Boston, Massachusetts
                           U.S.A. 02111
                           Attention:       Neil Aronson
                           Facsimile:       (617) 542-2241

         or to such other address as the Person to whom notice is to be given may have previously furnished to the other parties in writing in accordance herewith. Notice shall be deemed given on the date received (or, if receipt thereof is refused, on the date of such refusal).

12.2 AMENDMENTS AND WAIVERS. This Agreement may not be amended, modified or supplemented except by written agreement of the parties hereto. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

12.3 NO PRESUMPTION AGAINST DRAFTER. Each of the parties hereto has had the opportunity to participate in the negotiation and drafting of this Agreement and each of the Ancillary Documents. In the event there arises any ambiguity or question of intent or interpretation, this Agreement and each of the Ancillary Documents shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement or any of the Ancillary Documents.

12.4 NONASSIGNABILITY. This Agreement shall not be assigned without the consent of the other parties hereto, by operation of law or otherwise, except that the rights and obligations of the Purchaser hereunder may be assigned to any Affiliate of the Purchaser (except that no such assignment shall relieve the Purchaser of its obligations hereunder).

12.5 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature.

12.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other.

12.7 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to the conflicts of law principles of such Province.

12.8 SEVERABILITY. If any term or provision of this Agreement shall, to any extent, be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this

         Agreement or the application of such term or provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall not be affected thereby and this Agreement shall be deemed severable and shall be enforced otherwise to the full extent permitted by law; provided, however, that such enforcement does not deprive any party hereto of the benefit of the bargain.

12.9 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to herein and which form a part hereof) constitutes the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof including, without limitation, the letter of intent dated July 16, 1999 from Focus to Industrial and accepted by Industrial and the Investors.

12.10 CURRENCIES; EXCHANGE RATE. All references to "US$" shall be deemed to refer to United States dollars. The exchange rate for purposes of
         Section 6.1(d) and 6.2(h) shall be the Bank of Canada noon spot rate in effect on the Business Day prior to the date of issuance of the warrants.

12.11 ARBITRATION. Any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof including claims by either party for indemnity pursuant to
         Article 11, shall be settled by final and binding arbitration to be conducted by a single arbitrator in Toronto, Ontario, pursuant to the rules of the American Arbitration Association. The parties shall agree upon an arbitrator within 10 days of the request for arbitration failing which the party initiating arbitration shall nominate one arbitrator and the second party shall nominate a second within 10 days of the initiating party nominating an arbitrator. The two arbitrators so named will then jointly appoint the third arbitrator who shall conduct the arbitration. If the answering party fails to nominate its arbitrator within the ten day period, or if the arbitrators named by the parties fail to agree on the third arbitrator within 10 days, the American Arbitration Association shall make the necessary appointment of such arbitrator. The decision or award of the arbitrator shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Province of Ontario shall govern.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Purchaser and the Vendors on the date first above written.



                                     FOCUS AOI, INC.

                                     By: /s/ Ronald Stauss
                                        ---------------------------------------
                                             Name:             Ronald Strauss
                                             Title:            President


                                     By: /s/ David Chornaby
                                        ---------------------------------------
                                             Name:             David Chornaby
                                             Title:            Secretary


                                    We have  authority  to bind the Corporation.



                                    AOI INTERNATIONAL, INC.


                                    By: /s/ Juan J. Amodei
                                       ----------------------------------------
                                            Name:             Juan J. Amodei
                                            Title:            President

                                    I have  authority  to  bind the Corporation.



                                    INDUSTRIAL IMAGING CORPORATION


                                    By: /s/ Juan J. Amodei
                                       ----------------------------------------
                                            Name:             Juan J. Amodei
                                            Title:            President

                                    I have  authority  to  bind the Corporation.

                                                                       EXHIBIT B


                              FINANCIAL STATEMENTS

                              BASIS OF PRESENTATION


         The accompanying consolidated balance sheets of Industrial Imaging Corporation and subsidiary as of March 31, 1999 and September 30, 1999 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year and six months then ended have been prepared by management and are unaudited, but in the opinion of management, include all the adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows of the Company. The accompanying consolidated balance sheets of Industrial Imaging Corporation and subsidiary as of March 31, 1998 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year then ended were audited by BDO Seidman, LLP and their opinion was included in the Company's Form 10-KSB for the year ended March 31, 1998 filed with the Securities and Exchange Commission.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has suffered recurring losses from operations and has been unable to pay certain debt obligations as they become due. This situation raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                         INDUSTRIAL IMAGING CORPORATION
                                 BALANCE SHEETS

                                                                               September 30,    March 31,    March 31,
                                                                                   1999           1999         1998
                                ASSETS
Current assets:
     Cash                                                                       $    15,630   $     5,686   $   671,195
     Accounts receivable, net of allowance for doubtful accounts of
     $28,685 at September 30, 1999, $29,153 at March 31, 1999 and                   199,281       462,624       214,450
     $31,000 at March 31, 1998 respectively (Notes C and D)
   Inventory (Notes C and E)                                                        846,659       885,955     1,995,194
   Prepaid expenses                                                                  43,293        60,722        75,282
                                                                                -----------   -----------   -----------
         Total current assets                                                     1,104,863     1,414,987     2,956,121
Property and equipment, net (Notes C and F)                                         197,064       241,713        59,150
Patents, net (Notes C and G)                                                           --            --            --
Other assets                                                                          7,600         7,600         7,600
                                                                                -----------   -----------   -----------
         Total assets                                                           $ 1,309,527   $ 1,664,300   $ 3,022,871
                                                                                ===========   ===========   ===========
            LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Notes payable (Note J)                                                     $   813,922   $   787,028   $   715,334
     Accounts payable                                                             1,461,872     1,259,920       599,785
     Deferred revenue (Note C)                                                       82,371        52,121       342,705
     Accrued expenses (Note I)                                                    1,083,597       934,531       834,212
                                                                                -----------   -----------   -----------
         Total current liabilities                                                3,441,762     3,033,600     2,492,036
Notes payable -- long-term portion (Note J)                                         235,848       280,508       152,217
                                                                                -----------   -----------   -----------
         Total liabilities                                                        3,677,610     3,314,108     2,644,253

Commitments and contingencies (Notes H and N)                                          --            --            --
Shareholders' equity (deficit) (Notes J, K, L and O):
     Common stock, par value $.01 per share, authorized 20,000,000 shares, 10,890,201 shares issued and outstanding at September 30, 1999
       and March 31, 1999 and 1998                                                  108,902       108,902       108,902
     Series A Preferred Stock, par value $.01 per share, authorized 1,000,000,
       0 shares issued and outstanding at September 30, 1999 and March                   --            --            --
       31, 1999 and 1998
     Series B Preferred Stock, par value $.01 per share, authorized 300,000, 0 shares issued and outstanding at September 30, 1999 and March
       31, 1999 and 1998                                                                 --            --            --
     Additional paid-in capital                                                  10,794,439    10,794,439    10,794,439
     Accumulated deficit                                                        (13,146,424)  (12,428,149)  (10,399,723)
                                                                                -----------   -----------   -----------
                                                                                 (2,243,083)   (1,524,808)      503,618
     Note receivable (Note L)                                                      (125,000)     (125,000)     (125,000)
                                                                                -----------   -----------   -----------
         Total shareholders' equity (deficit)                                    (2,368,083)   (1,649,808)      378,618
                                                                                -----------   -----------   -----------
         Total liabilities and shareholders' equity (deficit)                   $ 1,309,527   $ 1,664,300   $ 3,022,871
                                                                                ===========   ===========   ===========

      The accompanying notes are an integral part of financial statements.

                         INDUSTRIAL IMAGING CORPORATION
                            STATEMENTS OF OPERATIONS

                                                        Six Months Ended                        Year Ended
                                                          September 30                          March 31,
                                                    1999               1998               1999              1998
Revenues (Notes C and P):
    Product                                      $    172,288      $ 2,431,460        $   3,505,920       $  1,896,524
    Service                                           256,071          202,082              501,351            408,685
                                                 ------------      ------------       --------------      ------------
                                                      428,359        2,633,542            4,007,271          2,305,209
Cost of revenues:
    Product                                           198,981        1,837,443            3,227,844          2,239,678
    Service                                           342,534          163,193              450,451            398,498
                                                 -------------     ------------       --------------      ------------
                                                      541,515        2,000,636            3,678,295          2,638,176

Gross profit (loss)                                  (113,156)         632,906              328,976           (332,967)

Operating expenses:
    Research and development (Note C)                 176,963          412,516              677,296            344,068
    Sales and marketing                               120,268          517,363              777,016            545,097
    General and administrative (Note H)               244,847          400,023              752,661          1,044,751
                                                 -------------     ------------       --------------      ------------
         Total operating expenses                     542,078        1,329,902            2,206,973          1,933,916

Loss from operations                                 (655,234)        (696,996)          (1,877,997)        (2,266,883)

Other expense ( income):
    Interest expense, net (Notes D and J)              65,246           73,341              152,389            146,314
    Other expense (income), net                        (2,205)          (3,144)              (1,960)            20,357
                                                 -------------     ------------       --------------      ------------
         Other expense (income), net                   63,041           70,197              150,429            166,671

           Loss before income taxes                  (718,275)        (767,193)          (2,028,426)        (2,433,554)

Provision for income taxes (Notes C and M)               --               --                   --                 --

Net loss                                            ($718,275)       ($767,193)         ($2,028,426)       ($2,433,554)
                                                 =============     ============       ==============      =============

Net loss per common share - Basic and
Diluted  (Note K)                                       ($0.07)         ($0.07)             ($0.19)            ($0.30)
                                                 =============     ============       =============       ============

Weighted average common shares outstanding         10,890,201       10,890,201           10,890,201          8,090,583
                                                 =============     ============       ==============      ============


    The accompanying notes are an integral part of the financial statements.

                         INDUSTRIAL IMAGING CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                       Six Months Ended                        Year Ended
                                                         September 30,                          March 31,
                                                    1999               1998               1999              1998
Cash flows from operating activities:
   Net loss                                         ($718,275)       ($767,193)       ($  2,028,426)      ($ 2,433,554)
   Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation                                     44,649           40,425               93,737             14,156
      Loss on  disposal of demonstration
          equipment                                        --              --               (20,833)                --
      Compensation relating to stock options
          and warrants                                     --              --                   --             125,000
      Amortization                                         --              --                   --              61,979
   Changes in assets and liabilities:
      Accounts receivable                             263,343         (813,327)            (248,174)           279,328
      Inventory                                        39,296          423,096            1,109,239           (117,215)
      Prepaid expenses                                 17,429           60,501               14,560            (21,884)
      Other assets                                         --          (39,533)                 --               3,186
      Accounts payable                                201,952          577,826              660,135           (361,256)
      Deferred revenue                                 30,250         (116,427)            (290,584)            99,767
      Accrued expenses                                149,066           55,325              100,319           (123,741)
                                                 ------------      ------------       --------------      -------------
   Net cash used in operating activities               27,710         (579,307)            (610,027)        (2,474,234)

Cash flows from investing activities:
   Capital expenditures                                    --         (253,800)            (463,800)           (39,050)
                                                 ------------      ------------       --------------      -------------
   Net cash used in investing activities                   --         (253,800)            (463,800)           (39,050)

Cash flows from financing activities:
   Proceeds from issuance of nonconvertible debt           --              --                16,000            110,521
   Principal payments on nonconvertible debt           (7,266)         (20,108)             (26,015)           (74,894)
   Proceeds from capital lease                             --          250,000              460,000                 --
   Payments on capital lease                          (10,500)         (12,500)             (41,667)                --
   Proceeds from issuance of stock (net)                   --              --                   --           3,086,749
                                                 ------------      -----------        -------------       ------------
   Net cash provided from financing activities        (17,766)         217,392              408,318          3,122,376

Net increase (decrease) in cash                         9,944         (615,715)            (665,509)           609,092
                                                 ------------      ------------       --------------      ------------

Cash, beginning of period                               5,686          671,195              671,195             62,103
                                                 ------------      ------------       --------------      ------------

Cash, end of period                                   $15,630          $55,480               $5,686           $671,195
                                                 ============      ============       ==============      ============

Supplemental cash flows information:
    Cash paid during the period for interest          $24,783           $8,091              $81,149           $111,132
Noncash items:
    Debt and accrued interest converted to equity          --              --                   --          $1,536,848
    Note issued for warrant exercise                       --              --                   --            $125,000
    Cancellation of note payable for warrant
    exercise                                               --              --                   --             $98,841

    The accompanying notes are an integral part of the financial statements.

                         INDUSTRIAL IMAGING CORPORATION
                   STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                          Additional                                 Shareholders'
                                                                           Paid-in      Accumulated        Note         Equity
                                               Shares        Amount        Capital        Deficit       Receivable     (Deficit)
                                               ------        ------       ---------     -----------     ----------    ------------
Balance at March 31, 1997                       5,867,498  $     58,675   $  5,872,588  ($  7,966,169)$        --      ($2,034,906)
  Issuance of common stock for cash, net of
  issuance costs of $265,410                    3,000,000        30,000      2,704,590                                   2,734,590
  Exercise of warrants                          1,287,420        12,874        562,766                     (125,000)       450,640
  Compensation expense relating to warrants                                    125,000                                     125,000
  Issuance of common stock for debt
  conversions                                     735,283         7,353      1,529,495                                   1,536,848
  Net loss                                                                                 (2,433,554)                  (2,433,554)
                                             ------------  ------------   ------------  --------------  -----------    ------------
Balance at March 31, 1998                      10,890,201       108,902     10,794,439    (10,399,723)     (125,000)       378,618

  Net loss                                                                                 (2,028,426)                  (2,028,426)
                                             ------------  ------------   ------------  --------------  -----------    ------------
Balance at March 31, 1999                      10,890,201       108,902     10,794,439    (12,428,149)     (125,000)    (1,649,808)

  Net loss                                                                                   (718,275)                    (718,275)
                                             ------------  ------------   ------------  --------------  -----------    ------------
Balance at September 30, 1999                  10,890,201      $108,902    $10,794,439   ($13,146,424)    ($125,000)   ($2,368,083)
                                             ============  =============  ============= ==============  ============   ===========-



    The accompanying notes are an integral part of the financial statements.

                         INDUSTRIAL IMAGING CORPORATION
                          NOTES TO FINANCIAL STATEMENTS

A.       ORGANIZATION AND DESCRIPTION OF BUSINESS

         Nature of Business

         AOI International, Inc. (formerly Triple I Corporation) ("Triple I") is a wholly owned subsidiary of Industrial Imaging Corporation (the "Company"). Triple I, a Delaware corporation, was organized as a successor to AOI Systems, Inc., whose assets and technologies it purchased in October 1992, for the purpose of manufacturing and selling optical inspection systems in the printed circuit board industry. The Company and Triple I operate under the trade name of AOI International and have manufacturing operations based in Lowell, Massachusetts with customers located in the United States, Europe, and Asia.

         Exchange

         On November 16, 1995, the Board of Directors of the Triple I approved a transaction with Orbis, Inc. ("Orbis"), a publicly held corporation, whose only activity had been expenses during the fiscal year relating to filing fees and minimal overhead costs. Orbis had no significant revenue for the last four fiscal years prior to the merger. On December 5, 1996, the Orbis shareholders approved the transaction between Triple I and Orbis, whereby the shareholders of Triple I exchanged 100% of the outstanding Common Stock of Triple I for 90% of the outstanding common stock of Orbis (the "Exchange"). On February 1, 1997, the Exchange was completed as the Company obtained approval from 100% of its shareholders. The Exchange was accounted for as a capital stock transaction and treated as a recapitalization of Triple I with Triple I as the acquiror (reverse acquisition). The costs of the Exchange were charged to other expense and no goodwill was recorded.

         In connection with the Exchange, Orbis reincorporated from a Rhode Island corporation to a Delaware corporation and changed its name to Industrial Imaging Corporation via a merger of Orbis into Industrial Imaging Corporation. As a result, Triple I became a wholly owned subsidiary of Industrial Imaging Corporation.

B.       MANAGEMENT'S FINANCING AND CAPITAL FORMATION PLANS

         Since its inception, the Company has suffered recurring losses from operations and has been unable to pay certain debt obligations. The remedies available to the debt holders include immediate demand of payment and foreclosure. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In view of the Company's current financial condition, the Company plans to continue to aggressively manage its working capital and expenses while pursuing the sale of substantially all of its assets and the settlement of all of its creditors' claims.

C.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

         Inventories

         Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out (FIFO) basis.

         Property And Equipment

         Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the lesser of the estimated useful lives of the assets, 3 to 5 years, or lease term. Maintenance and repair costs are expensed as incurred; renewals and betterments are capitalized. Upon the sale or retirement of fixed assets, the accounts are relieved of the cost and the related accumulated depreciation with any resulting gain or loss included in income.

         Patents

         Purchased patents are valued at cost and amortized on a straight-line basis over five years.

         Revenue Recognition

         Sales of inspection systems and evaluation units are recorded when customer acceptance requirements are met. Revenue from service maintenance contracts is deferred and is recognized ratably over the term of the contract, generally one year. Revenue from government grants is recognized when specific contract requirements have been met and no significant contingencies remain under the contract. The Company generally requires payment from customers in U.S. dollars as part of its normal payment terms. Fluctuations in foreign exchange rates to date have not had a material effect on the Company's financial statements.

         Income Taxes

         The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the use of an asset and liability approach for financial accounting and reporting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amount and the tax basis of assets and liabilities using the current statutory tax rates. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

         Net Loss Per Common Share

         In fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the presentation of both basic and diluted earnings per share and replaces the previously required standards for computing and presenting earnings per share. Earnings per share amounts for all periods have been presented to conform to the requirements of SFAS 128. The adoption of SFAS 128 had no effect on the Company's financial statements.

         Research And Development

         Expenditures for research, development and engineering of products and manufacturing processes are expensed as incurred. Cost reimbursement under collaborative research agreements are recorded as offsets to research and development expenses.

         Use Of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

         New Accounting Standards

         In fiscal 1999, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distribution to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income to be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has no items of comprehensive income required to be recognized.

         In fiscal 1999, the Company adopted SFAS 131, "Disclosures About Segments of an Enterprise and Related Information", which supercedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise," establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic area and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company does not believe that it has multiple operating segments requiring separate disclosure.

         Concentrations of Credit Risk

         A significant portion of the Company's sales are to customers whose principal activities relate to the printed circuit board industry, including a heavy concentration of sales to customers in foreign countries. (See note P). Although the Company generally requires advance deposits or letters of credit from customers, the Company sometimes extends credit to its foreign customers and collection may be more difficult in the event of a default.

D.       ACCOUNTS RECEIVABLE

         In the normal course of business, the Company extends credit terms on a customer-by-customer basis based on its evaluation of collectibility exposure. Management's estimates of losses in this area are recorded through an evaluation of the adequacy of the allowance for doubtful accounts. The risk of loss from any concentrations of credit risk with respect to trade receivables is mitigated by management's evaluation, the policy of securing larger dollar sales with substantial deposits at order and ship dates, and the incentive for customers to maintain their credit standing in order to receive ongoing technical service.

         During the six months  ended  September  30,  1999 and the years  ended
March 31, 1999 and March 31, 1998, accounts receivable in the amounts of $277,240, $1,535,260 and $1,174,763, respectively, were factored, without recourse, to a related party. Specific invoices were sold under individual purchase and sale agreements. The Company receives a portion of the value of a receivable at the date of the sale. Subsequent receipts of sold receivables are forwarded in full to the factor. Interest is calculated at Prime + 4% over the time the money owed the factor is outstanding. The transaction is completed when the Company receives the remaining balance of the receivable, net of interest charges, from the factor. Interest on these contracts totaled $17,306, $53,739 and $72,967 during the six months ended September 30, 1999 and the years ended March 31, 1999 and 1998, respectively.

E.       INVENTORIES

         Inventories consist of the following:

                                                      September 30,            March 31,             March 31,
                                                           1999                  1999                  1998
Raw materials...........................              $       569,920      $     611,709         $      746,748
Work in process.........................                      125,200            121,396                366,320
Finished goods..........................                      151,539            152,850                882,126
                                                      ---------------      -------------         --------------
 ........................................              $       846,659      $     885,955         $    1,995,194
                                                      ===============      =============         ==============

F        PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                                      September 30,            March 31,             March 31,
                                                           1999                  1999                  1998
Machinery and Equipment.................              $        55,613      $      55,613         $       55,613
Demonstration equipment on capital lease                      210,000            210,000                     --
Computer equipment, including $10,001 in capital
  leases in 1999 and 1998 respectively..                       82,585             82,585                 78,785
Computer software.......................                       17,136             17,136                 17,136
Furniture and fixtures..................                       44,752             44,752                 44,752
                                                      ---------------      -------------         --------------
                                                              410,086            410,086                196,286
Less:  accumulated depreciation and amortization              213,022            168,373                137,136
                                                      ---------------      -------------         --------------
                                                      $       197,064      $     241,713         $       59,150
                                                      ===============      =============         ==============

         Depreciation expense for the six months ended September 30, 1999 and years ended March 31, 1999 and 1998, was $44,649, $93,737 and $14,156,
respectively.

G.       INTANGIBLE ASSETS

         The Company holds several patents that were purchased. These patents are stated at the acquisition cost of $531,250 and have been fully amortized using the straight-line method over 5 years. Amortization expense was $61,979 for the year ended March 31, 1998, the final year of amortization.

H.       COMMITMENTS AND CONTINGENCIES

         The Company was obligated under a lease agreement for an office and manufacturing facility in Lowell, Massachusetts, that expired on November 30, 1998. The premises have been occupied on a month-to-month basis since the termination of the lease. Under the terms of the lease and since expiration, the Company paid base rent of $9,970 per month plus the Company's pro rata share of certain costs paid by the landlord. Total rent expense was $102,444, $145,721 and $131,051 for the six months ended September 30, 1999 and years ended March 31, 1999 and 1998, respectively.

         On November 28, 1994 the Company entered into an eight-year license and collaboration agreement with Polaroid Corporation ("Polaroid") to promote the development, marketing, and sales in the field of printed circuit board production, and to collaborate in the fields of Automatic Inspection and PCB PhotoTool generation. Under the Polaroid Agreement, the Company was required to meet certain sales and performance milestones to maintain the Company's exclusivity concerning the technology. The agreement was amended in Febuary 1999 to convert to a non-exclusive license.


I.       ACCRUED EXPENSES

         Accrued expenses consist of the following:

                                                       September 30,           March 31,             March 31,
                                                           1999                  1999                  1998
Accrued vacation....................................  $        79,202      $       84,033          $      89,866
Accrued professional fees...........................          100,874              88,874                110,886
Accrued payroll and related expenses................          392,360             295,472                263,109
Accrued warranty....................................           93,000              93,000                157,398
Accrued commissions.................................          138,343             138,343                 61,806
Accrued interest and other..........................          279,818             234,809                151,147
                                                      ---------------      --------------          -------------
                                                      $     1,083,597      $      934,531          $     834,212
                                                      ===============      ==============          =============

J.       DEBT

         The following is a summary of the Company's debt obligations:

                                                                                     September 30,    March 31,     March 31,
                                                                                         1999           1999           1998
                                                                                     -------------    ---------     ---------
Collateralized  demand note with  assignee for the benefit of creditors  for the former AOI Systems,  Inc., due January 30, 1995. The note was  renegotiated in
  August 1997 to a five year payment schedule
  including interest at a rate of 8.0%..........................................     $    163,750   $  163,750     $   163,750
Uncollateralized subordinated note with a related party, principal due December 31, 1996, interest rate of 8.4%, interest only
  payments due quarterly........................................................           50,000       50,000          50,000
Uncollateralized note with a related party, principal due October 23,
  1996, interest rate of 10% payable at maturity................................            1,520        1,520           1,520
Uncollateralized note with a related party, principal due October 23,
  1996, interest rate of 10% payable at maturity................................          100,000      100,000         100,000
Uncollateralized note with a related party, principal due June 6,
  1996, interest rate of 10% payable at maturity................................           15,000       15,000          15,000
Uncollateralized note with a related party, principal due June 6,
  1996, interest rate of 10% payable at maturity................................           15,000       15,000          15,000
Uncollateralized note with a related party, principal due June 6,
  1996, interest rate of 10% payable at maturity................................            5,000        5,000           5,000
Uncollateralized note with a related party, principal due June 6,
  1996, interest rate of 10% payable at maturity................................           50,000       50,000          50,000
Uncollateralized note with a related party, principal due January 15,
  1999, interest rate of 10% payable at maturity................................          150,000      150,000         150,000
Uncollateralized note with a related party, principal due January 21,
  1999, interest rate of 10% payable at maturity................................           50,000       50,000          50,000
Uncollateralized note with a related party, principal due February 6,
  1999, interest rate of 10% payable at maturity................................           50,000       50,000          50,000
Uncollateralized note with a related party, principal due February 6,
  1999, interest rate of 10% payable at maturity................................           50,000       50,000          50,000
Uncollateralized note with a related party, principal due February 6,
  1999, interest rate of 10% payable at maturity................................           50,000       50,000          50,000
Uncollateralized note with a related party, principal due February 6,
  1999, interest rate of 10% payable at maturity................................           25,000       25,000          25,000
Uncollateralized note with a related party, principal due February 6,
  1999, interest rate of 10% payable at maturity................................           25,000       25,000          25,000
Uncollateralized note with a related party, principal due February 11,
  1999, interest rate of 10% payable at maturity................................           50,000       50,000          50,000
Uncollateralized note, principal due in monthly payments of
  $6,836 plus interest at 8.4%..................................................               --           --          17,281
Uncollateralized note, due in monthly payments of
  $1,856 with interest at 10.5%.................................................               --        7,266              --
Capital lease obligations.......................................................          199,500      210,000              --
                                                                                     ------------   ----------     -----------
                                                                                        1,049,770    1,067,536         867,551
Less amounts due within one year................................................          813,922      787,028         715,334
                                                                                     ------------   ----------     -----------
                                                                                          235,848      280,508         152,217

         In August 1997, the Company renegotiated a collateralized demand note payable, which was in default, to a new note with a fifty seven month amortization including interest at 8% per annum. Unpaid interest was added to the new principal which amounts to $163,750. The payments consist of twelve payments of $1091, twelve payments of $2,500, twelve payments of $5,000, twelve payments of $6,000, eight payments of $3,527, and one payment of

$2,184. The Company also issued warrants to purchase 41,000 shares of the Company's common stock at $4.00 per share through June 30, 2002. At the date of the issuance, the value of the warrants was not material.


         In November 1997, the Company offered a 50% discount of the exercise price to all warrantholders of the Company's common stock for a specified period of time. A director of the Company canceled a promissory note due from the Company for $100,000 in exchange for the exercise of warrants at a total exercise price of $98,480. The balance of the note payable plus accrued interest is to be paid to the note holder in cash.

         The above debt instruments contain numerous covenants and remedies upon default including immediate demand of payment and foreclosure. As of September 30, 1999, the Company had not repaid various borrowings that had become due and therefore is in default. In addition, the collateralized note is secured by all assets of the Company.

K.       SHAREHOLDERS' EQUITY

         The Company has 10,890,201 shares of voting common stock issued and outstanding at September 30, 1999, March 31, 1999 and March 31, 1998. Holders of common stock are entitled to receive dividends only when declared by, and at the discretion of, the Board of Directors. An aggregate of 800,000 shares of voting common stock are reserved as follows: 200,000 shares for options under the 1993 Stock Option Plan; and 600,000 shares for options under the 1995 Stock Option Plan.

         The Company has authorized 1,300,000 shares of preferred stock, with a par value of $.01 per share. At September 30, 1999, March 31, 1999 and March 31, 1998, no shares were issued and outstanding.

         In November 1997, an outside investor executed a Securities purchase agreement to invest $3 million in the Company by purchasing 3,000,000 shares of the Company's common stock at $1.00 per share. In accordance with the agreement, the Company also issued warrants to purchase 1,000,000 shares of common stock at $1.00 per share through November 12, 2002, and issued warrants to purchase 1,000,000 shares of common stock at $2.00 per share through November 12, 2002. The agreement was terminated with all rights and covenants with respect thereto, by agreement in October 1999.

         During the year ended March 31, 1998, the Company entered into various agreements resulting in the issuance of 735,283 shares of common stock in exchange for the release of amounts owed to various vendors amounting to $1,536,848.

         EARNINGS PER SHARE

         In the last quarter of fiscal 1998, the Company adopted Statement of Financial Accounting standards No. 128, "Earnings per Share", which requires the presentation for both basic and diluted earnings per share on the face of the Statements of Operations and the restatement of all prior periods earnings per share amounts. Assumed exercise of options and warrants are not included in the calculation of diluted earnings per share since the effect would be antidilutive. Accordingly, basic and diluted net loss per share do not differ for any period presented.

         The following table summarizes securities that were outstanding as of September 30, 1999, March 31, 1999 and 1998 but not included in the calculation of diluted net loss per share because such shares are antidilutive:

                               September 30,        March 31,        March 31,
                                   1999               1999             1998
                               -------------       -----------      ------------
       Warrants                   3,940,921         3,940,921        4,095,921
       Stock Options                620,660           650,400          562,500

L.       STOCK WARRANTS

         The Company has issued stock warrants as part of certain debt and equity transactions and accounts for warrants when issued at fair value. At date of issuance the value of these warrants was not material. The following summarizes the warrant issuances for the three classes of stock authorized by the Company.

         Common Stock Warrants

         Numerous warrants listed below provided antidilution provisions. The number of shares and/or the share prices have been adjusted to reflect the effect of the events triggering the antidilution provisions. In December 1993, the Company issued to an officer, who personally guaranteed corporate indebtedness, warrants to purchase 500,000 shares of common stock at $.50 per share through December 22, 1998. These warrants were exercised at a discount in November 1997. Also in December 1993, the Company issued in connection with debt, warrants to purchase 20,000 shares of common stock at $.20 per share through December 22, 2003. In August 1994, the Company issued to several directors and stockholders, warrants to purchase 200,000 and 249,551 shares of common stock at $1.00 per share, respectively through August 22, 2004 and August 22, 2002, respectively. In November 1997, 256,199 of these warrants were exercised at a discount. In October 1994, the Company issued in connection with debt, warrants to purchase 99,986 shares of common stock at $1.00 per share through October 5, 2002. In November 1997, 44,989 of these warrants were exercised at a discount. In December 1994, in connection with certain equity financing, the Company issued warrants to purchase 100,014 shares of common stock at $1.00 per share through December 15, 2002. In June 1995, the Company issued in connection with debt, warrants to purchase 282,023 shares of common stock at $1.00 per share through April 6, 2003. In May 1997, 100,014 of these warrants were exercised. In November 1997, 71,989 of these warrants were exercised at a discount.

         In October 1995, in connection with debt, the Company issued warrants to purchase 250,000 shares of common stock at $1.00 per share through October, 1998. In November 1997, 95,000 of these warrants were exercised at a discount and the balance expired in October, 1998. The Company, in February 1996, also issued warrants to purchase 150,000 shares of common stock at $1.00 per share through February 1999, in conjunction with the debt conversion and forgiveness of debt. In November 1997, these warrants were exercised at a discount. In February 1997, the Company issued warrants to purchase 958,925 shares of common stock at $1.00 per share through April 24, 2002 and are exercisable the earlier of February 28, 2001, or when certain revenue or net income amounts are attained.

         In November 1997, the Company offered a 50% discount of the exercise price to all warrantholders of the Company's common stock for a specified period of time, which has expired. Warrantholders exercised warrants to purchase 1,187,406 shares of common stock at prices from $.25 per share to $.60 per share. Warrants for the purchase of 3,137,396 shares of common stock were not exercised resulting in the exercise price for the warrants reverting back to their original exercise prices. In connection with this transaction, the Company recognized a compensation charge of $125,000 in fiscal 1998. The Company received $252,145 in cash, received a promissory note from an officer of the Company for $125,000, interest and principal is payable in four years, and accrues interest at an rate of 8.5% per annum. The stock purchased is pledged as collateral against the note. In addition, a director of the Company cancelled a promissory note due from the Company for $100,000 in exchange for the exercise of warrants at a total exercise price of $98,480. The balance of the note payable plus accrued interest were paid to the noteholder in cash.

         Series B Preferred Stock Warrants

         In 1994 the Company issued warrants for the purchase of 250,007 and 27,720 shares of Series B Preferred Stock at $1.00 per share through August 22, 2004 and December 22, 2003, respectively. In September 1994, the Company issued warrants for the purchase of 22,176 shares of Series B Preferred Stock at $1.00 per share through September 15, 2004. All of these warrants were converted to common stock warrants in February 1997.

M.       INCOME TAXES

         At September 30, 1999 and at March 31, 1999, the Company had net operating loss ("NOL") carryforwards of approximately $12,400,000 and $11,700,000 respectively for federal and Massachusetts income tax purposes. These carryforwards expire through 2014. In addition, the Company had Research and Experimentation ("R&E") credit carryforwards of approximately $60,000 and $25,000 for federal and Massachusetts income tax purposes, respectively. Utilization of these NOL and R&E credit carryforwards may be limited pursuant to the provisions of Section 382 of the Internal Revenue Code.

         The components of the deferred tax assets and liabilities are as follows (dollars in thousands):


                                                                 September 30,       March 31,        March 31,
                                                                     1999              1999             1998
                                                                 -------------     -------------    -------------
Deferred Tax Assets/(Liabilities):
Accrued expenses and other.....................................  $         310    $         310    $         310
Patents........................................................            136              136              136
R&E credits....................................................             85               85               85
NOL carryforwards..............................................          4,960            4,680            3,832
                                                                 -------------    -------------    -------------
Total deferred tax asset.......................................          5,491            5,211            4,363
Valuation allowance............................................         (5,491)          (5,211)          (4,363)
                                                                 --------------   -------------    -------------
Net deferred tax asset.........................................             --               --               --
                                                                 =============    =============    =============


         Due to the uncertainty surrounding the realization of the deferred tax assets in future income tax returns, the Company has recorded a full valuation allowance against its otherwise recognizable deferred tax assets.

N.       EMPLOYEE BENEFIT PLAN

         Effective October 26, 1992, the Company implemented a deferred compensation plan (the "Plan") under Section 401(k) of the Internal Revenue Code. Under the Plan, employees are permitted to contribute, subject to certain limitations. The Company's contribution to the Plan is discretionary and the Company has not contributed to the Plan since its inception. In January 1998, the Company amended the plan to include a match of 50% of the first 7% of employee contributions. The Plan was further amended in March 1999 to discontinue this practice.

O.       EMPLOYEE STOCK OPTION PLAN

         During 1993, the Company adopted, subject to shareholder approval, a stock award and incentive plan (the "1993 Plan") which permits the issuance of options or stock appreciation rights (SARs) to selected employees and independent contractors of the Company. The plan reserves 200,000 shares of common stock for grant and provides that the term of each award be determined by the Board of Directors charged with administering the plan. In 1996, the Company adopted the 1995 Stock Option Plan (the "1995" Plan), which permits the issuance of options or stock appreciation rights (SAR"S) to selected employees, non-employee directors, and independent contractors of the Company. The plan reserves 600,000 shares of common stock for grant and provides that the term of each award be determined by the Board of Directors charged with administrating the plan.

         Under the terms of the plans, options granted may be either nonqualified or incentive stock options and the exercise price, determined by the Board of Directors, may not be less than the fair market value of a share on the date of grant. SARs and limited SARs granted in tandem with an option shall be exercisable only to the extent the underlying option is exercisable and the grant price shall be equal to the exercise price of the underlying option. In October 1997, 193,700 options were granted to employees and directors at $1.00 per share. In March 1999, 228,000 options were granted to employees and advisors at $0.375 per share.

         Details of stock options are as follows:

                                                                                         WEIGHTED AVERAGE
                                                                              SHARES      EXERCISE PRICE
                                                                              ------      --------------
         Year ended March 31, 1998
              Granted...........................................             193,700           1.00
              Exercised.........................................                   0
              Canceled..........................................             108,200
                                                                           ---------           -----
              Outstanding at end of year........................             562,500            .87
                                                                             -------            ----
              Exercisable at end of year........................             179,164            .69
                                                                           =========            ====

         Year ended March 31, 1999
              Granted...........................................             228,000           .375
              Exercised.........................................                   0
              Canceled..........................................             140,100
                                                                           ---------           -----
              Outstanding at end of year........................             650,400            .67
                                                                             -------            ----
              Exercisable at end of year........................             227,396            .69
                                                                           =========            ====
         Six Months ended September 30, 1999
              Granted...........................................                   0
              Exercised.........................................                   0
              Canceled..........................................              29,740
                                                                           ---------
              Outstanding at end of period......................             620,660            .66
                                                                           ---------           ----
              Exercisable at end of period......................             227,348            .69
                                                                           =========            ===

P.       SIGNIFICANT CUSTOMERS AND DOMESTIC AND EXPORT SALES

         Significant Customers

                  Sales to significant customers were as follows:

          YEAR ENDED                        SIGNIFICANT                                     PERCENTAGE OF
           MARCH 31                         CUSTOMERS                  AMOUNT                  REVENUES
------------------------------------        ---------                  ------               ------------------
1999................................        Customer A                 $661,360                   17%
1999................................        Customer B                 $571,600                   14%
1999................................        Customer C                 $505,000                   13%
1999................................        Customer D                 $500,000                   12%
1999................................        Customer E                 $422,500                   11%

          YEAR ENDED                        SIGNIFICANT                                     PERCENTAGE OF
           MARCH 31                         CUSTOMERS                  AMOUNT                  REVENUES
------------------------------------        ---------                  ------               ------------------

1998................................        Customer A                 $909,835                   40%
1998................................        Customer B                 $400,376                   17%
1998................................        Customer C                 $250,000                   11%




Domestic and Export Sales

Domestic and export sales as a percentage of revenues were as follows:

                                                            YEAR ENDED
                                                           MARCH 31, 1999
                                                          AMOUNT %

Domestic............................                      $1,397,935      35%
Europe..............................                      $2,599,266      65%
Asia................................                      $   10,070       0%

                                                            YEAR ENDED
                                                           MARCH 31, 1998
                                                          AMOUNT %

Domestic............................                      $  789,244      34%
Europe..............................                      $1,389,134      60%
Asia................................                      $  126,831       6%